STOCK PURCHASE AGREEMENT
AMONG
ATLAS FINANCIAL HOLDINGS, INC.,
AMERICAN INSURANCE ACQUISITION, INC.,
ANCHOR HOLDINGS GROUP, INC.,
ANCHOR GROUP MANAGEMENT INC.,
PLAINVIEW PREMIUM FINANCIAL COMPANY, INC.,
PLAINVIEW PREMIUM FINANCE COMPANY OF CALIFORNIA, INC.,
GLOBAL LIBERTY INSURANCE COMPANY OF NEW YORK,
AND
HOSSNI ELHELBAWI

DATED AS OF OCTOBER 15, 2014

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Article I	DEFINITIONS 1

SECTION 1.1	Defined Terms 1

Article II	PURCHASE AND SALE OF CAPITAL STOCK 15

SECTION 2.1	Purchase and Sale 15

SECTION 2.2	Purchase Price 15

SECTION 2.3	Other Post‑Closing Adjustments 18

SECTION 2.4	Closing and Effective Date 22

SECTION 2.5	Closing Deliveries 22

Article III	REPRESENTATIONS AND WARRANTIES 25

SECTION 3.1	Representations and Warranties of Seller 25

SECTION 3.2	Representations and Warranties of Buyer 42

Article IV	COVENANTS 44

SECTION 4.1	Conduct of Business of the Subject Companies 44

SECTION 4.2	Access to Information 46

SECTION 4.3	Consents, Approvals and Filings 47

SECTION 4.4	Public Announcements 48

SECTION 4.5	Litigation Support 48

SECTION 4.6	Subsequent Statutory Statements 48

SECTION 4.7	Acquisition Proposal 49

SECTION 4.8	Intercompany Accounts; Affiliate Agreements 49

SECTION 4.9	Termination of Signing and Withdrawal Powers 50

SECTION 4.10	Obligations of Affiliates 50

SECTION 4.11	Notification of Certain Matters 50

SECTION 4.12	Confidentiality; Covenant Not to Compete; Non‑Solicitation50

SECTION 4.13	Parent Preferred Stock 51

SECTION 4.14	Indemnification of Officers, Directors and Others 52

SECTION 4.15	Parent Guaranty 52

SECTION 4.16	TD Financing 52

Article V	CONDITIONS PRECEDENT 52

SECTION 5.1	Conditions to Obligations of Buyer 52

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(continued)

SECTION 5.2	Conditions to Obligations of Seller 54

Article VI	SURVIVAL 55

Article VII	INDEMNIFICATION 56

SECTION 7.1	Obligation to Indemnify 56

SECTION 7.2	Indemnification Notice Procedures 60

SECTION 7.3	Third Party Claims 61

SECTION 7.4	Indemnification Survival 62

SECTION 7.5	Indemnification Payments; Characterization 63

SECTION 7.6	Indemnification in the Event No Closing Occurs 63

Article VIII	TAX MATTERS 63

SECTION 8.1	Tax Indemnity 63

SECTION 8.2	Preparation and Filing of Tax Returns 64

SECTION 8.3	Tax Refunds 65

SECTION 8.4	Tax Notice; Tax Controversies 65

SECTION 8.5	Cooperation and Controversies 66

SECTION 8.6	Transfer Taxes 66

Article IX	TERMINATION PRIOR TO THE CLOSING 66

SECTION 9.1	Termination of Agreement 66

SECTION 9.2	Effect of Termination; Survival 67

Article X	GENERAL PROVISIONS 68

SECTION 10.1	Fees and Expenses 68

SECTION 10.2	Notices 68

SECTION 10.3	Interpretation 69

SECTION 10.4	Entire Agreement; Third‑Party Beneficiaries 70

SECTION 10.5	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 70

SECTION 10.6	Assignment 71

SECTION 10.7	Specific Performance 71

SECTION 10.8	Severability 72

SECTION 10.9	Amendment; Modification and Waiver 72

SECTION 10.10	Counterparts 72

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(continued)

Exhibit A - Purchase Price Calculation and Payment Methodology
Exhibit B - Consulting Agreement
Exhibit C - Software Licensing Agreement
Exhibit D - Parent Preferred Stock Terms
Exhibit E - Escrow Agreement
Exhibit F - Preferred Entitlements Certificate

Annex A - Performance Payment Example
Annex B - Form of Optional Put Notice

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 15, 2014 (the "Date of this Agreement"), is made by and among Hossni Elhelbawi, an individual ("Seller"), Anchor Holdings Group, Inc., a New York corporation (“Anchor”), Anchor Group Management Inc., a New York corporation (“AGM”), Plainview Premium Finance Company, Inc., a Delaware corporation (“PPF”, and together with Anchor and AGM, collectively, the “Transferred Companies”), Global Liberty Insurance Company of New York (“Global Liberty”), Plainview Premium Finance Company of California, Inc., a California corporation (“PPFC”), and together with Global Liberty and the Transferred Companies, collectively, the “Subject Companies”), and Atlas Financial Holdings, Inc., a Cayman Islands company (“Parent”), American Insurance Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Buyer”, and together with Parent, the “Buyer Parties”, and each a “Buyer Party”). Parent, Buyer, the Subject Companies and Seller are sometimes referred to herein as the "Parties" and each, individually, as a "Party".
RECITALS
WHEREAS, Parent owns all of the issued and outstanding shares of capital stock of Buyer;
WHEREAS, Seller owns all of the issued and outstanding shares of capital stock without par value per share of Anchor, without par value per share of AGM, and without par value per share of PPF (all such issued and outstanding shares, the “Company Shares”);
WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, the Company Shares which constitutes all of the issued and outstanding shares of capital stock of the Transferred Companies.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Article I

DEFINITIONS
SECTION 1.1     Defined Terms. For purposes of this Agreement, the following terms will have the respective meanings set forth below:
“12-31-14 Audited Financial Statements” has the meaning set forth in Section 2.2(c)(ii).
"Acquisition Proposal" means any inquiry, proposal or offer from any third party relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of the Company, (b) acquisition of beneficial ownership of any capital stock or other securities of the

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Company, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a Subject Company in each case, other than the transactions contemplated by this Agreement, or any such transaction directly involving solely Seller's, any Subject Company's or their respective Affiliates' assets, businesses or capital stock or securities.
“Action” means any civil, criminal, administrative, investigative or informal action, audit, demand, suit, claim, arbitration, hearing, litigation, dispute, investigation or other proceeding of any kind or nature.
“Actual Tax Benefit Amount” has the meaning set for in Section 7.1(b)(viii).
“Actual Tax Cost” has the meaning set forth in Section 7.1(b)(viii).
“Actual Tax Detriment Amount” has the meaning set for in Section 7.1(b)(viii).
“Actual Tax Savings” has the meaning set forth in Section 7.1(b)(viii).
“Actuary” means the actuary retained by the Buyer in its reasonable discretion; provided that as of the Closing, the Actuary shall be Allen Rosenbach, FCAS of ACR Solutions Group.
“Additional Downwards BV Adjustment” has the meaning set forth in Section 2.2(d).
“Additional Upwards BV Adjustment” has the meaning set forth in Section 2.2(d).
"Affiliate" means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question. For purposes of the foregoing, "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
"Affiliate Agreement" has the meaning set forth in Section 3.1(r).
“AGM” means Anchor Group Management Inc., a New York corporation wholly owned by Seller.
“ALAE” has the meaning set forth in the definition of “Gross Profit.”
“AM Best Letter” means the July 25, 2014 letter from Douglas Goldenbaum on behalf of Global Liberty to AM Best describing changes to the Global Liberty financial projections for 2014-2015, a copy of which has been furnished to Buyer.

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“American Horizon” means American Horizon Software LLC, a Delaware limited liability company.
“Anchor” has the meaning set forth in the preamble.
"Audited SAP Statements" has the meaning set forth in Section 3.1(d)(i).
"Book Value", as of a certain date, means GAAP book value of the Subject Companies on a consolidated basis as of such date, as adjusted in accordance with the Purchase Price Calculation and Payment Methodology.
"Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks in the New York, New York are required to be closed for regular banking business.
"Buyer Indemnified Parties" has the meaning set forth in Section 7.1(a).
"Buyer Material Adverse Effect" means (a) a material adverse effect on the ability of the Buyer Parties to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (b) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Buyer Parties provided, however, that a "Buyer Material Adverse Effect" shall exclude any such effect arising out of or in connection with: (i) changes in general economic or business conditions, including changes in interest or currency rates or the availability of credit; (ii) any changes that are the result of factors generally affecting the property casualty insurance industry in the geographic areas in which the Buyer Parties operate; (iii) changes in any applicable Requirements of Law or applicable SAP after the Date of this Agreement; (iv) any adverse change to the Buyer Parties’ respective AM Best (or other insurance company rating agency) ratings; and/or (v) any natural catastrophe event, hostility, sabotage, military action, act of war, act of terrorism, or any escalation or worsening thereof.
“Buyer Parties” has the meaning set forth in the Recitals.
“BV Shortfall” has the meaning set forth in Section 2.2(d).
"Cash Payment" has the meaning set forth in Section 2.2(b).
"Closing" has the meaning set forth in Section 2.4.
"Closing Adjustment Amount" has the meaning set forth in Section 2.2(c)(ii).
"Closing Date" has the meaning set forth in Section 2.4.
“Closing Loss Reserves” shall mean the reserves for losses and loss adjustment expenses associated with the expected ultimate Global Liberty’s business for accident years 2014 and prior as at December 31, 2014 and set forth on the 12/31/14 SAP financial statement.

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"Closing Preferred Shares" means the number of shares of Parent Preferred Stock equal to the Parent Preferred Stock Amount divided by the Preferred Stock Price.
"Closing Statements" has the meaning set forth in Section 2.2(c)(ii).
"Code" means the Internal Revenue Code of 1986, as amended.
"Company Actuarial Analysis" has the meaning set forth in Section 3.1(d)(iv).
"Company Shares" has the meaning set forth in the Recitals.
“Confidentiality Agreement” means that certain Confidentiality Agreement for Potential Transaction dated April 3, 2014 by and between Anchor and Parent.
“Consequential Damages” means damages in excess of the sum of (a) incidental damages and (b) the normal measure of contract damages that arise from special circumstances of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, which special circumstances are known to the indemnifying party as of the date of this Agreement.
"Constituent Documents" of a Person means, as applicable, the declaration and charter, certificate of incorporation, articles of incorporation, certificate of designations, bylaws, or any similar organizational or governing document or instrument of a Person.
"Consulting Agreement" means that certain Consulting Agreement to be entered into upon Closing by and between Seller and Buyer attached hereto as Exhibit B.
"Contract" means, with a respect to a Person, any contract, agreement, mortgage, indenture, debenture, note, loan, bond, Lease, sublease, license, franchise, obligation, instrument, promise, understanding or other binding commitment, arrangement or undertaking of any kind whether oral or written, and whether express or implied, to which such Person is a party or by which any property or assets owned or used by such Person may be bound or affected.
“Data Room” means the virtual data room of the Subject Companies contained at https://stoneridgeadvisors.firmex.com/projects/23/documents.
"Date of this Agreement" has the meaning set forth in the introductory paragraph.
"Decrease Amount" has the meaning set forth in Section 2.3(a)(i)(C).
"Defense Notice Period" has the meaning set forth in Section 7.3(b)(i).
“delivered”, “made available”, or “furnished” or similar words, solely for purposes of Article III in respect of information relating to the Subject Companies, means with respect to such information, that such information has been either made available for inspection in the Data Room or furnished directly to Buyer or its representatives.
"Demand Notice" has the meaning set forth in Section 7.2(b).

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"Disclosure Schedule" means the disclosure schedule accompanying this Agreement, dated as of the Date of this Agreement and initialed by the Parties, which will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.
"Dispute Notice" has the meaning set forth in Section 2.2(c)(iii).
"Dispute Period" has the meaning set forth in Section 2.2(c)(iii).
"Disputed Items" has the meaning set forth in Section 2.2(c)(iii).
“Draft Loss Development” has the meaning set forth in Section 2.3(a)(i)(E).
“Draft Report” has the meaning set forth in Section 2.3(a)(i)(E).
"Effective Date" has the meaning set forth in Section 2.4(b).
"Employee Benefit Plan" means, with respect to a Subject Company, (a) any pension plan, 401(k) plan, profit‑sharing plan, health and welfare plan, and any other "employee benefit plan" (as defined in Section 3(3) of ERISA); (b) any "multiemployer plan" (as defined in Section 3(37) of ERISA); (c) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, including, without limitation, employment agreements, severance policies or arrangements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, worker's compensation, bonus plans, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity‑based severance, employee assistance, cafeteria (Section 125 plan), medical reimbursement, dependent care reimbursement or other plan or agreement relating to compensation or fringe benefits; and (d) any change in control plan, deal bonus, retention program or agreement, in the case of each of (a) ‑ (d) that was or is established, maintained or sponsored by such Subject Company or to which such company contributes or which such Subject Company otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate.
"Environmental Laws" means any and all Requirements of Law, and any administrative or judicial interpretations thereof, relating to the protection of the environment or health and safety, including without limitation those pertaining to the use, distribution, generation, emission, discharge, handling, storage, processing, transportation, treatment, disposal, investigation, remediation and monitoring of Hazardous Materials.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.
"ERISA Affiliate" means, with respect to a Subject Company, any Person that, together with such Subject Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Seller or the Company is or has been a general partner.

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“Escrow Agent” means the escrow agent satisfactory to Buyer and Seller under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement (in the form attached hereto as Exhibit E) among Buyer, Seller and the Escrow Agent with respect to the Holdback Escrow and the Positive BV Adjustment Escrow.
"Estimated Initial Book Value" has the meaning set forth in Section 2.2(a).
"Estimated Loss Development Statement" has the meaning set forth in Section 2.3(a)(ii)(B).
"Excess Amount" has the meaning set forth in Section 2.3(a)(i)(B).
"Extended Representations" has the meaning set forth in Article VI.
“Final Book Value” has the meaning set forth in Section 2.2(c)(ii).
"Final Closing Amounts" has the meaning set forth in Section 2.2(c)(ii).
"Final Balance Sheet" has the meaning set forth in Section 2.2(c)(ii).
"Final Determination" means: (a) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction that has become final and unappealable; (b) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign Tax Law that is binding against the IRS or other Taxing Authority; (c) any other final settlement with the IRS or other Taxing Authority; or (d) the expiration of an applicable statute of limitations.
"Final Preferred Stock Adjustment Date" means the latest to occur of (1) the date of the receipt by Global Liberty of its SAP financial statements for the year ended December 31, 2017, (2) the date of the finalization of the Loss Development Statements in respect of Subject Loss Development Years 2015, 2016 and 2017, and (3) such later date as may be reasonably requested by Seller.
"Final Preferred Stock Adjustment Determination" has the meaning set forth in Section 2.3(a)(ii)(A).
“GAAP” shall have the meaning ascribed to such term from time to time by the American Institute of Certified Public Accountants, consistently applied; provided that in the context of the Other Financial Statements, references to GAAP (x) refers to limited GAAP adjustments made to the SAP Statements to make such SAP Statements comparable for purposes of combining Global Liberty’s financial condition with the other Subject Companies in the presentation of the Other Statements and (y) do not include all adjustments required by GAAP since the Other Statements are “compiled” and/or “reviewed” financial statements (as applicable).
“Global Liberty” has the meaning set forth in the preamble.

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"Governmental Entity" means any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive, or judicial or quasi‑judicial governmental entity.
"Gross Profit" means, in respect of an accident year, (1) Global Liberty’s Net Earned Premium minus (2) the sum of (A) Loss and Allocated Loss Adjustment Expense (“ALAE”) after the effect of reinsurance; (B) commissions paid to third party agents; (C) state premium Tax; and (D) third party agent profit share; in each case, calculated using Statutory Accounting Principles for such accident year solely in respect of Global Liberty’s commercial automobile insurance and automobile accident related physical damage insurance business in respect of policies written in the State of New York.
"Guaranty Fund" means any insolvency fund, including any guaranty fund, association, pool, plan or other facility (whether participation therein is voluntary or involuntary) that provides for the assessment of, payment by or assumption by its participants or members of a part or the whole of any claim, debt, charge, fee or other obligation of any insurer or reinsurer, or its respective successors or assigns, that has been declared insolvent by any authority having jurisdiction, or which is otherwise unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
"Hazardous Materials" means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, and polychlorinated biphenyls; (b) any substance that may give rise to liability pursuant to, or is regulated under any applicable Environmental Laws; and (c) any materials or substances defined, listed or characterized in Environmental Laws as "hazardous," "toxic," "pollutant", or "contaminant," or words of similar meaning or regulatory effect.
“Holdback Amount” means 10% of the Cash Payment.
“Holdback Escrow” means the escrow created pursuant to the Escrow Agreement pertaining to Buyer’s and Seller’s agreement with respect to the payment/release of the Holdback Amount.
“IBNR” has the meaning set forth in the definition of “Loss Development.”
"Indemnification Basket" has the meaning set forth in Section 7.1(b)(ii).
"Indemnification Cap" has the meaning set forth in Section 7.1(b)(iii).
"Indemnification Notice" has the meaning set forth in Section 7.2(a).
"Indemnified Party" has the meaning set forth in Section 7.2(a).
"Indemnifying Party" has the meaning set forth in Section 7.2(a).

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"Independent Expert" means an independent certified public accounting firm with appropriate actuarial expertise in the United States of national recognition mutually agreeable to Seller and Buyer, which is not the auditor or principal accountant of either Seller or Buyer.
"Insurance Laws" means any Requirements of Law regulating the business and products of insurance and reinsurance.
"Insurance Licenses" has the meaning set forth in Section 3.1(n)(iii).
"Intellectual Property" means (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations‑in‑part and renewal applications, and including renewals, extensions and reissues; (c) trade secrets, confidential information and know‑how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer software (including firmware and middleware), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) any other intellectual property or proprietary rights.
"IRS" means the United States Internal Revenue Service.
"IT Assets" means computers, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, in each case, owned by a Transferred Company or licensed or leased by or on behalf of a Transferred Company from any third parties.
"Knowledge" means the actual knowledge, after reasonable inquiry based on a review of this Agreement prior to its execution and delivery, of any of Seller and/or any of the following: Angela Osan-Elhelbawi, Richard Dowd, Douglas Goldenbaum, Robert King and Mike Ragab; in each case, solely in such Person's capacity as an officer or director of a Subject Company.
"Law" means any foreign, federal, state or local law, ordinance, writ, statute, treaty, rule or regulation.
"Lease" means a lease, sublease, license or other agreement, including all amendments, extensions, renewals, and other agreements with respect thereto, which grants a Person the right to possess, use or occupy (or to grant others the right to possess, use or occupy) any Real Property or personal property.
"Leased Real Property" has the meaning set forth in Section 3.1(q)(iii).

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"Licensed Intellectual Property" has the meaning set forth in Section 3.1(p)(i).
"Liens" means all pledges, liens, encumbrances and security interests of any kind (other than restrictions on transfer imposed by Securities Act of 1933, as amended (or any other applicable securities Laws) or any applicable insurance Laws)).
“Loss Development” means as recorded in a Subject Loss Development Year, total losses incurred including Incurred But Not Reported reserves (“IBNR”) for accident years 2014 and prior, as determined in accordance with SAP consistently applied.
"Loss Development Decrease" has the meaning set forth in Section 2.3(a)(i)(C).
"Loss Development Increase" has the meaning set forth in Section 2.3(a)(i)(B).
"Loss Development Statement" has the meaning set forth in Section 2.3(a)(i)(A).
"Losses" has the meaning set forth in Section 7.1(a).
“Material Contact” has the meaning set forth in Section 3.1(m).
"Material Filings" has the meaning set forth in Section 4.3(a)(iii).
"Multiemployer Plan" has the meaning set forth in Section 3.1(h)(xi).
"Necessary Permits" has the meaning set forth in Section 4.3(a).
"Negative Condition or Restriction" means any condition or restriction (a) that would not customarily be imposed in transactions of the type contemplated by the Transaction Agreements; (b) solely with respect to Buyer and its Affiliates, that materially differs from those statutory or regulatory obligations imposed on companies holding Insurance Licenses similar to that of Global Liberty and engaged in business similar to that of the Global Liberty; (c) that is not conditioned on the consummation of the transactions contemplated by the Transaction Agreements in accordance with the material terms of the Transaction Agreements; (d) that is reasonably likely materially and adversely affect the economic or other business benefits reasonably expected to be derived by Buyer under the Transaction Agreements or in connection with the consummation of the transactions contemplated hereunder and thereunder had, in each case, Buyer not been subject to any such conditions; (e) solely with respect to Buyer and its Affiliates, that materially and adversely affect the ability of Buyer or any of its Affiliates (including, following the Closing, Global Liberty) to conduct its business substantially in the same manner as such business is being conducted, including by requiring the sale, lease, license, disposal or holding separate of any subsidiaries, assets, rights, product lines, licenses, categories of assets or business or other operations or interests of Buyer or any Affiliate; or (f) solely with respect to the Buyer and its Affiliates, that is reasonably likely to result in a Buyer Material Adverse Effect.
“NY Court” has the meaning set forth in Section 10.5.

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"NY Department" means the New York Department of Financial Services, Insurance Division.
"Notice Period" has the meaning set forth in Section 2.2(c)(iii).
“OCB Litigation” has the meaning set forth in Section 3.1(l)(i).
"Optional Put" means the right of Seller to put to the Buyer and/or the Parent (as Seller’s discretion) the Parent Preferred Stock issued to the Seller at the Closing to the Parent at any time following Seller’s acceptance of the final Draft Loss Development based on Buyer’s Draft Report pursuant to Section 2.3(a)(i)(E)) for an amount equal to the Put Payment.
“Optional Put Notice” has the meaning set forth in Section 2.3(a)(iii)(A).
"Optional Redemption" means the right of Parent to redeem the Parent Preferred Stock issued to Seller at the Closing at any time following the third anniversary of the Closing (or as of December 31, 2017 upon Seller’s acceptance of Buyer’s Draft Report pursuant to Section 2.3(a)(i)(E)), by payment of an amount equal to the Redemption Payment in accordance with the terms of the Parent Preferred Stock.
"Optional Redemption Notice" has the meaning set forth in Section 2.3(a)(ii)(A).
"Order" means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any arbitrator, Governmental Entity or other tribunal or authority of competent jurisdiction.
"Ordinary Course of Business" means, with respect to a Subject Company, the ordinary course of business of such Company consistent with past custom and practice (including with respect to quantity and frequency).
“Other Financial Statements” has the meaning set forth in Section 3.1(d)(ii).
“Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Parent, certain terms of which are set forth on Exhibit D attached hereto.
"Parent Preferred Stock Amount" shall mean that amount of Parent Preferred Stock, to be used towards the payment of the Purchase Price, equal to $4,000,000.
"PBGC" has the meaning set forth in Section 3.1(h)(ix).
"Pension Plan" means all Employee Benefit Plans that are defined benefit pension plans or that are otherwise subject to Section 412 of the Code or Title IV of ERISA.
"Performance Period" has the meaning set forth in Section 2.2(f).
"Performance Payment" has the meaning set forth in Section 2.2(f).

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"Permits" has the meaning set forth in Section 3.1(k)(i); provided that the term "Permits" will not include the Insurance Licenses.
"Permitted Liens" means (i) Liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers and other Liens imposed by or arising by operation of Law and created in the Ordinary Course of Business, (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other types of social security, (iv) minor defects of title, easements, rights-of-way restrictions and other similar charges or encumbrances not materially detracting from a Subject Company’s real property interests or interfering with the ordinary conduct of its business, (v) those Liens (if any) listed on Section 1 ("Permitted Liens") of the Disclosure Schedule, (vi) Liens created in the Ordinary Course of Business in connection with the leasing or financing of equipment or supplies, and (vii) as to any leasehold interests, the ownership and reversion rights of the asset owner.
"Person" means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“PIK Dividends” means dividends paid in kind on Parent Preferred Stock.
“Positive BV Adjustment Amount” has the meaning set forth in Section 2.2(d).
“Positive BV Adjustment Escrow” means the escrow under the Escrow Agreement with respect to the Positive BV Escrow Amount.
“Positive BV Adjustment Escrow Amount” means Five Hundred Thousand Dollars ($500,000).
"Post‑Closing Tax Year" means a taxable year that begins after the Effective Date, including the allocable portion of the Straddle Period determined under Section 8.1(b).
“PPF” has the meaning set forth in the preamble.
“PPFC” has the meaning set forth in the preamble.
“Pre-2015 Accident/Occurrence” means any accident or occurrence (in each case which occurred prior to 2015) giving rise to (or reasonably likely to result in) a claim against an insurance policy written by Global Liberty.
"Pre‑Closing Tax Year" means a taxable year that ends on or before the Effective Date, including the allocable portion of the Straddle Period determined under Section 8.1(b).
"Preemptive Rights" has the meaning set forth in Section 3.1(b)(ii)(B).
"Preferred Entitlements" has the meaning set forth in Section 2.4(b)(viii).

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"Preferred Stock Share Price" means $1.00.
"Purchase Price" has the meaning set forth in Section 2.2(a).
“Purchase Price Adjustments” has the meaning set forth in Section 2.2(a).
"Purchase Price Calculation and Payment Methodology" has the meaning set forth in Section 2.2(a).
"Put Payment" means an amount equal to the face value plus any accrued and unpaid dividends (including PIK Dividends) on the Parent Preferred Stock (after all adjustments provided for in Section 2.3(a)(ii)(B) or Section 2.3(a)(i)(E), as the case may be, have been made).
"Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).
"Redemption Payment" means an amount equal to face value plus accrued and unpaid dividends (including PIK Dividends) on the Parent Preferred Stock by Seller on the date of the Optional Redemption (after all adjustments provided for in Section 2.3(a)(ii)(B) have been made).
"Reinsurance Contract" means any reinsurance or retrocession Contract under which any Subject Company may be either obligated to make payments or be eligible to continue to receive benefits, to which any Subject Company is a party (whether as a ceding or assuming company) or by or to which any Subject Company is bound or subject, as each such Contract may have been amended, modified or supplemented.
"Remaining Disputed Items" has the meaning set forth in Section 2.2(c)(iii).
"Requirements of Law" means, with respect to any Person, any Law or Order, in each case binding on that Person or such Person's property or assets.
"Resolved Items" has the meaning set forth in Section 2.2(c)(iii).
“Restricted Business” means (1) the business of providing property and casualty insurance to the commercial automobile industry, (2) the business of providing insurance brokerage and/or insurance agency services to commercial automobile insurers, and/or (3) the business of providing commercial automobile insurance premium financing to consumers of commercial automobile property and casualty insurance. For the sake of clarity, “Restricted Business” excludes the business of providing software solutions to commercial automobile insurers, brokers, agents and premium finance companies.

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"SAP" means, as applicable, the statutory accounting practices prescribed or permitted by the NY Department, applied on a basis consistent with the Subject Companies’ past practice.
"SAP Statements" has the meaning set forth in Section 3.1(d)(i).
"Seller Indemnified Parties" has the meaning set forth in Section 7.1(c).
“Seller Indemnifying Parties” has the meaning set forth in Section 7.1(b)(i).
"Seller Material Adverse Effect" means (a) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Subject Companies (taken as a whole); provided, however, that a "Seller Material Adverse Effect" shall exclude any such effect arising out of or in connection with: (i) changes in general economic or business conditions, including changes in interest or currency rates or the availability of credit; (ii) any changes that are the result of factors generally affecting the property‑casualty insurance industry in the geographic areas in which Global Liberty operates; (iii) changes in any applicable Requirements of Law or applicable SAP after the Date of this Agreement; (vi) any adverse change to Global Liberty’s AM Best (or other insurance company rating agency) rating; (vii) the effect of any action taken or inaction with the Buyer’s prior written consent where such consent is required pursuant to Section 4.1; (viii) any natural catastrophe event, hostility, sabotage, military action, act of war, act of terrorism, or any escalation or worsening thereof; (ix) the negotiation, execution and delivery of this Agreement or any other Transaction Agreement or the public announcement thereof; and/or (x) the identity of Buyer; provided, that, with respect to clauses (i) ‑ (viii), such change, event, circumstance or development does not (x) primarily relate to (or have the effect of primarily relating to) the Subject Companies (taken as a whole) or (y) disproportionately adversely affect the Subject Companies (taken as a whole) compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which the Subject Companies operate or conduct business); or (b) a material adverse effect on the ability of the Seller or a Subject Company to perform his/its obligations under any Transaction Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.
"Seller Tax Claim" has the meaning set forth in Section 8.4.
"Settlement Date" has the meaning set forth in Section 2.2(d).
"Software Licensing Agreement" means that certain Software Licensing Agreement to be entered into upon the Closing by and between American Horizon and Global Liberty, in the form of Exhibit C attached hereto.
"Special Representations" has the meaning set forth in Article VI.
"Straddle Period" has the meaning set forth in Section 8.1(b).
“Subject Loss Development Year” has the meaning set forth in Section 2.3(a)(i)(A).

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“Subject Companies” means the Transferred Companies, PPFC and Global Liberty.
"Tax Claim" has the meaning set forth in Section 8.4.
"Tax Return" means any return, form (including, without limitation IRS Form 8275 or 8275‑R), report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) with a Taxing Authority.
"Taxes" means all federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, escheat, unclaimed property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, alternative minimum, add‑on, value‑added, capital taxes, withholding and other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), interest, and additional amounts imposed by any Taxing Authority on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return, whether disputed or not. "Taxes" also includes any liabilities or obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502‑6 of the Treasury Regulations or comparable provisions of state, local or foreign Tax Law), including any liability for Taxes as a transferee or successor, by Contract or otherwise.
"Taxing Authority" means the IRS and any other Governmental Entity responsible for the administration of any Tax.
"TD Financing" has the meaning set forth in Section 5.2(e).
"Termination Date" has the meaning set forth in Section 9.1(b).
"Third Party Claim" has the meaning set forth in Section 7.3(a).
"Transaction Agreements" means, collectively, this Agreement and each other agreement or instruments executed by the Parties, and their respective Affiliates, in connection with the consummation of the transactions contemplated hereby, including, without limitation, the Consulting Agreement, the Escrow Agreement, the instrument providing for the terms of the Parent Preferred Stock, and the Software Licensing Agreement.
"Transfer Taxes" has the meaning set forth in Section 8.6.
"Transferred Companies" means Anchor, AGM and PPF.
"Treasury Regulations" means the final, temporary or proposed regulations promulgated by the United States Department of the Treasury Department under the Code.

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ARTICLE II

PURCHASE AND SALE OF CAPITAL STOCK
SECTION 2.1     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, the Company Shares, free and clear of all Liens and Preemptive Rights.
SECTION 2.2     Purchase Price.
(a)    Purchase Price Calculation. The aggregate purchase price for the Company Shares, subject to the adjustments and payment of potential additional purchase price set forth in Sections 2.2(c), 2.2(d), 2.2(e), 2.3, and 7.1 hereof (collectively, the “Purchase Price Adjustments”), equals $25.0 million (such amount, as so adjusted and/or increased, is referred to herein as the “Purchase Price”). At least thirty (30) days prior to Closing, Seller shall cause to be delivered to Buyer (x) pro forma estimated consolidated GAAP financial statements along with customary supporting schedules for the Transferred Companies as at December 31, 2014 (collectively, the "Closing Financial Statements") which shall include a certificate of the chief executive officer of the Subject Companies (solely in the capacity as such officer) certifying that the Closing Financial Statements have been prepared consistent with past practices and (y) Seller’s good faith estimate of Book Value as of December 31, 2014 based on the Closing Financial Statements (the “Estimated Initial Book Value”). To the extent that Estimated Initial Book Value is greater (or less) than $19.5 million, the Purchase Price will be increased (or decreased) by the amount of such difference. (For example, if Estimated Initial Book Value is $19.0 million, the Purchase Price would be adjusted downward to $24.5 million; conversely, if Estimated Initial Book Value is $20.0 million, Purchase Price would be adjusted upward to $25.5 million.) In the event that the Estimated Book Value is less than $17,200,000, Buyer has the right to terminate this Agreement in its sole discretion without penalty as set forth in Section 9.1(e).
(b)    Subject to the Purchase Price Adjustments, the Purchase Price to be paid at Closing will consist of the following: (i) the Closing Preferred Shares and (ii) an amount of cash (the “Cash Payment”) equal to the product of (A)(1) $25.0 million MINUS (2) the Parent Preferred Stock Amount PLUS (3) the amount by which the Estimated Initial Book Value exceeds $19.5 million (if applicable) MINUS (4) the amount by which the Estimated Initial Book Value is less than $19.5 million (if applicable) times (B) Ninety Percent (90.00%). In addition, at Closing, Buyer shall deliver the Holdback Amount and the Positive BV Adjustment Escrow Amount into escrow under the Escrow Agreement, each to be released in accordance with Section 2.2(c) below.
(c)    Post-Closing Adjustments to Purchase Price.
(i)    For purpose hereof, the Purchase Price Adjustments provided for in this Section 2.2(c) will be determined in accordance with GAAP consistently applied and in a manner consistent with the example calculation (prepared in the case of the Transferred Companies based on the audited consolidated balance sheet contained in the 12-31-14 Audited Financial Statements) attached hereto as Exhibit A (such example, the ”Purchase Price Calculation and Payment Methodology”).

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(ii)    Within 75 days after the Closing, the Subject Companies shall cause the preparation of audited consolidated financial statements of the Subject Companies as at December 31, 2014 (the “12-31-14 Audited Financial Statements”). Not later than ten (10) Business Days after the receipt by the Subject Companies of the 12-31-14 Audited Financial Statements, Buyer will prepare and deliver (or cause to be prepared and delivered) to Seller (A) a consolidated balance sheet of the Transferred Companies as at December 31, 2014 (the "Final Balance Sheet") setting forth the consolidated Book Value of the Transferred Companies as at December 31, 2014 (after giving effect to the adjustments set forth in the Purchase Price Calculation and Payment Methodology, “Final Book Value”), together with work papers in support thereof, which will be prepared (and adjusted) in a manner consistent with the Purchase Price Calculation and Payment Methodology (the "Closing Statements"), and (B) Buyer's computation of the amount (the "Closing Adjustment Amount") by which the Final Book Value is greater than or less than the Estimated Initial Book Value.
(iii)    Within sixty (60) days after Seller's receipt of the Closing Statements (the "Notice Period"), Seller will deliver notice in writing to Buyer of either (i) Seller's agreement as to the Buyer's computation of the Closing Adjustment Amount (and the Final Book Value set forth in the Final Balance Sheet) or (ii) Seller's dispute thereof (if any), specifying in reasonable detail the nature of its dispute (any such items in dispute, the "Disputed Items" and any such notice of the Disputed Items, the "Dispute Notice"). If Seller fails to deliver to Buyer a Dispute Notice within the Notice Period, the Closing Statement and Buyer's computation of the Closing Adjustment Amount, if any, will, absent fraud or manifest error, be final and binding on the Parties. If Seller delivers a Dispute Notice to Buyer prior to the expiration of the Notice Period, each Party will cooperate and will cause its representatives to cooperate with the other Party and their representatives in good faith to seek to promptly resolve the Disputed Items. Any Disputed Items that are agreed to in writing by Seller and Buyer (such resolved Disputed Items, "Resolved Items") within fifteen (15) days of receipt of the Dispute Notice or such other time as is mutually agreed in writing by Seller and Buyer (the "Dispute Period") will, absent fraud or manifest error, be final and binding on the Parties. If at the end of the Dispute Period, Seller and Buyer have failed to reach agreement with respect to any Disputed Items (such unresolved Disputed Items, "Remaining Disputed Items"), such Remaining Disputed Items will, within twenty (20) days after the expiration of the Dispute Period, be submitted to the Independent Expert. The Independent Expert may consider only the Remaining Disputed Items and must resolve such Remaining Disputed Items in accordance with the terms and provisions of this Agreement. The Independent Expert will deliver to Buyer and Seller, as promptly as practicable and in any event within forty‑five (45) days after its appointment, a written report setting forth the resolution of each Remaining Disputed Item, the resulting adjustments to the Purchase Price (taking into account the Resolved Items and its resolution of the Remaining Disputed Items), and its computation of the Closing Adjustment Amount. Except in the case of fraud, manifest error, or a breach of Section 3.1(d) or (e), the conclusions in such report will be final and binding upon the Parties. Each of Buyer and Seller will (A) bear all of its fees, costs and expenses incurred by it and its Affiliates in connection with the resolution of the Disputed Items and (B) pay one‑half of the fees and costs of the Independent Expert.
(d)    On or before the second (2nd) Business Day after Buyer and Seller agree (or are deemed to agree) to the Closing Adjustment Amount or Buyer and Seller receive notice of any

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final determination of the Closing Adjustment Amount by the Independent Expert (such applicable date the “Settlement Date”) in the event that the Final Book Value on an aggregate basis (and excluding any change to the component of Global Liberty’s loss reserves included therein to the extent such changes are reasonably likely to result in a Purchase Price Adjustment under Section 2.3) (A) exceeds Estimated Initial Book Value by $500,000 or less (such excess, the “Positive BV Adjustment Amount”) then the Parties shall direct the Escrow Agent to release the full Holdback Amount and the full Positive BV Adjustment Escrow Amount to Seller, provided that (1) if the Positive BV Adjustment Amount is less than the Positive BV Adjustment Escrow Amount, then from the Positive BV Adjustment Escrow Amount Buyer and Seller shall direct that the excess portion of the Positive BV Escrow Amount shall be paid to Buyer and (2) in the event that the Positive BV Adjustment Amount exceeds the Positive BV Adjustment Escrow Amount, Buyer shall promptly pay such excess to Seller by wire transfer; (B) is less than the Estimated Initial Book Value by $500,000 or less (such shortfall, the “BV Shortfall”), then the Buyer and Seller shall direct the Escrow Agent to release the Holdback Amount such that it be distributed (1) to Buyer in an amount equal to the BV Shortfall and (2) to the Seller in an amount equal to the balance (if any) of the Holdback Amount.
(e)    In the event that the Final Book Value on an aggregate basis exceeds (or is less than) the Initial Book Value by an absolute value of more than $500,000, the Purchase Price will be further increased or decreased, as applicable, by an amount equal to the product of (x) 1.28 and (y) the amount by which the absolute value of the difference between Final Book Value and Initial Book Value exceeds $500,000. Any resulting difference between the Purchase Price as adjusted pursuant to this Section 2.2(e) and as originally calculated pursuant to Section 2.2(a) shall increase (or decrease) the Cash Payment owing from Buyer to Seller, and shall, as applicable, first be paid from the aforementioned escrow accounts and then, to the extent that excess amount remain owing by one party to the other, be paid promptly by Buyer or Seller, as appropriate. Income earned on such escrowed amounts shall be paid to the Parties pro rata based on the entitlement to such escrowed amounts.
(f)    Performance Payment. Following the Closing and as additional consideration for the Company Shares and Seller’s performance under the Consulting Agreement, the Seller shall be entitled to receive from the Buyer (subject to the terms and conditions set forth in this Section 2.2(f)) additional amounts based on Global Liberty's performance during the accident years 2015, 2016 and 2017 (the "Performance Period"). The amount, if any, paid with respect to the Performance Period (the "Performance Payment") shall be determined and paid in accordance with this Section 2.2(f).
(i)    The amount of the Performance Payment shall be determined as follows: If Gross Profit during any of the accident years of the Performance Period exceeds the 2014 Gross Profit, the Performance Payment for such accident year shall equal the product of (x) Gross Profit for such accident year minus 2014 Gross Profit times (y) 0.25; provided that in no event shall the aggregate amount of the Performance Payment to be paid to Seller hereunder be in excess of $1,000,000. Further, in the event that the Excess Amount described in Section 2.3 exceeds $4,000,000, then, after the full offset against the initial liquidation preference of the Parent Preferred Stock issued at Closing, the aggregate amount of any Performance Payment will be reduced by the

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amount of such excess. An example of how the Performance Payment shall be calculated is attached hereto as Annex A.
(ii)    Buyer will, within thirty (30) business days after the delivery of the SAP Statement for accident year 2017, determine the Performance Payment for each accident year as well as the aggregate Performance Payments owing to Seller (if any). Promptly thereafter, Buyer shall pay to Seller an amount equal to the aggregate of the Performance Payments for each accident year during the Performance Period. Such payment will be made by wire transfer or delivery of other immediately available funds.
(iii)    The right of Seller to receive the Performance Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Buyer's capital stock; and (iv) is not redeemable.
(iv)    Notwithstanding anything else to the contrary, Buyer’s right of offset against the Performance Payment(s) pursuant to the immediately preceding clause (i) shall extinguish upon the closing of any Optional Put or Optional Redemption.
(v)    After the Closing, Buyer and the Subject Companies shall operate their businesses in good faith and deal fairly with Seller with respect to the operation and ownership of Global Liberty (and its business) and Seller’s entitlement to the Performance Payment(s). Such covenant to own and operate the Subject Companies and their business shall be substantially similar to the operation, performance and financial criteria utilized in accordance with its Ordinary Course of Business. Buyer and the Subject Companies shall keep separate books and records for Global Liberty after the Closing in respect of the Gross Profit for purposes of calculating Seller’s entitlement (if any) to Performance Payment(s) in accordance with this Section 2.2(f) (it being understood no gross profit, loss or expense of any Person other than Global Liberty shall be included in such books and records or included in the calculation of Gross Profit for purposes of this Section 2.2(f)). After the Closing, Buyer and Global Liberty shall not (directly or indirectly) transfer (whether contingently or otherwise) any assets or property rights useful or useable in the achievement of Gross Profits except for sales of goods/services and payments on insurance policies in the Ordinary Course of Business. Upon any such transfer prior to the end of the Performance Period, then, immediately upon consummation of such transfer, the maximum amount of the Performance Payment(s) shall become due and payable to Seller (and thereafter no longer be subject to offset pursuant to Section 2.2(f)(i)).
SECTION 2.3     Other Post‑Closing Adjustments.
(a)    Parent Preferred Stock Amount Adjustments.
(i)    Prior to the occurrence of the first to occur of an Optional Redemption, an Optional Put and the Final Preferred Stock Adjustment Date, the Parent Preferred Stock Amount and the number of shares of Parent Preferred Stock (excluding PIK Dividends) held by Seller will

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be adjusted following December 31 of each calendar year beginning with and including 2015 (with the final adjustment as at December 31, 2017, except as noted in Section 2.3(a)(i)(E) below) as follows (and a final adjustment using the same process will be made on the Final Preferred Stock Adjustment Date, if an Optional Redemption or Optional Put has not yet occurred prior to such date):
(A)    Within ninety (90) days following December 31 of an applicable calendar year, Buyer will provide Seller with a statement (such statement, in reasonable detail with back-up therefor) of the Loss Developments as at December 31 for the then immediately preceding calendar year (such calendar year, a “Subject Loss Development Year”) as respects accident years 2014 and prior regardless of the calendar year in which the review is being accomplished, together with Buyer’s calculation of the amount of any Loss Development Increase or Loss Development Decrease as at the end of such Subject Loss Development Year, if any, (such statement, in reasonable detail with back-up therefor, a "Loss Development Statement"), together with any actuarial report supporting such Loss Development Increase or Loss Development Decrease prepared by the Actuary. The report of the Actuary may be subject to reasonable non-disclosure conditions and terms of use as required by Actuary and shall be accompanied with data and information reasonably requested by Seller that supports such Loss Development Statement. Any disputes by Seller with a Loss Development Statement will be resolved by the Independent Expert in a manner consistent with Section 2.2(c)(iii); provided that in connection with any such dispute, Seller (at his expense) will be entitled to select an independent actuary (which selection will be subject to the consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned) to review Buyer's actuarial report supporting the applicable Loss Development Statement; provided further, that if the amount of such Loss Development Increase or Loss Development Decrease as determined by the Independent Expert is ten percent (10.00%) less or more, as the case may be, than that indicated in the Loss Development Statement, Seller's reasonable expenses of retaining such independent actuary shall be paid or reimbursed by Buyer.
(B)    In the event of any Loss Development as at the end of the Subject Loss Development Year exceeds the Closing Loss Reserve (a "Loss Development Increase"), the then current Parent Preferred Stock Amount (excluding, for the sake of clarity, any PIK Dividends) will be decreased by an amount (the "Excess Amount") equal to (i) $1.28 multiplied by (ii) such Loss Development Increase multiplied by .66 (in order to have this calculation reflect the after-tax Loss Development Increase) and Buyer will cause the number of shares of Parent Preferred Stock (excluding, for the sake of clarity, any PIK Dividends) held by Seller equal to the Excess Amount divided by the Preferred Stock Share Price to be cancelled on the books of the Buyer; provided that (1) in no event shall the aggregate number of shares to be cancelled exceed the number of shares originally issued to Seller as of the Closing Date, and (2) in respect of any Subject Loss Development Year after 2015 (x) the Excess Amount shall be without duplication of any prior Excess Amounts in respect of prior Subject Loss Development Year(s) and (y) if the amount of such Loss Development Increase is less than the Loss Development Increase of a prior Subject Loss Development Year, then Seller shall also be entitled to be issued such number of shares of

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Parent Preferred Stock which were previously cancelled in respect of such difference between Loss Development Increases for such Subject Loss Development Years.
(C)    In the event of any Loss Development as at the end of a Subject Loss Development Year is less than the Closing Loss Reserve (a "Loss Development Decrease"), then the Parent Preferred Stock Amount (excluding, for the sake of clarity, any PIK Dividends) will be increased by an amount (the "Decrease Amount") equal to (i) $1.28 multiplied by (ii) such Loss Development Decrease multiplied by .66 (in order to have this calculation reflect the after-tax Loss Development Decrease) and Buyer shall promptly issue to Seller a number of additional shares of Parent Preferred Stock equal to the Decrease Amount divided by the Preferred Stock Share Price and, in the case of Subject Loss Development Years after 2015, Seller shall also be entitled to be issued such number of shares of Parent Preferred Stock as were previously cancelled (and not thereafter reissued) pursuant to Section 2.3(a)(i)(B)(2).
(D)    For so long as any shares of Parent Preferred Stock are outstanding or the Performance Payment(s) are subject to offset pursuant to Section 2.2(f)(i), none of Buyer, Anchor, Global Liberty or any other Person shall pay or settle any Global Liberty insurance claim where such payment or settlement is outside the Ordinary Course of Business or outside applicable policy limits, unless required by Law.
(E)    Notwithstanding the timing of the preparation of the Loss Development Statement set forth above for the year ending December 31, 2017, Buyer shall provide to Seller as soon as practical, but no later than December 15, 2017, a copy of Buyer’s internal draft actuarial report based on September 30, 2017 data (the “Draft Report”) setting forth Buyer’s good faith estimate (the “Draft Loss Development”) of the Loss Development for the then current Subject Loss Development Year. If Seller agrees in writing with the Draft Loss Development, then (1) the Parties shall calculate the Excess Amount or Decrease Amount, as applicable, based upon the Draft Loss Development and make any required adjustments to the Parent Preferred Stock Amount based thereon, and (2) notwithstanding anything else to the contrary, the Optional Put and Optional Redemption shall be exercisable by the applicable Party as of December 31, 2017 provided that Seller agrees in writing with the Draft Loss Development and Excess Amount or Decrease Amount calculated resulting therefrom. In furtherance of the immediately preceding sentence, to effect the Optional Put, Seller shall deliver an Optional Put Notice (in the form of Annex B attached hereto), and upon receipt of such Optional Put Notice, Parent and Buyer shall jointly and severally be obligated to honor the Optional Put pursuant to the terms of this Section 2.3(a). To the extent the Seller does not agree with the Draft Loss Development contained in the Draft Report, then the remaining provisions of this Section 2.3(a) shall continue in effect.
(ii)    In connection with an Optional Redemption:
(A)    If Buyer elects to exercise its Optional Redemption rights, it will provide Seller with no less than sixty (60) days prior written notice thereof (an "Optional Redemption Notice"), and Seller will have the right to elect by written notice to Buyer, within ten (10) days of receipt of the Optional Redemption Notice that the Parties make a

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final determination of the amount of the Loss Development Increase or Loss Development Decrease, as the case may be (a "Final Preferred Stock Adjustment Determination") for purposes of determining the final number of shares of Parent Preferred Stock (excluding PIK Dividends) that Seller is entitled to as at the redemption date.
(B)    Within ten (10) days of the Buyer’s receipt of Seller’s election to cause a Final Preferred Stock Adjustment Determination, Buyer will prepare and deliver to Seller a statement of the aggregate estimated Loss Development and the aggregate estimated Loss Development Increase or estimated Loss Development Decrease, as the case may be, which will take into account any previous adjustments pursuant to Section 2.3(a)(i) on a cumulative basis (an "Estimated Loss Development Statement"), together with an actuarial report supporting such Loss Development Increase or Loss Development Decrease estimate prepared by the Actuary (which report shall be subject to non-disclosure conditions required by the Actuary) and with data and information reasonably requested by Seller that supports such Estimated Loss Development Statement. Any disputes by Seller with an Estimated Loss Development Statement will be resolved by the Independent Expert in a manner consistent with Section 2.2(c)(iii); provided that in connection with any such dispute, Seller (at its expense) will be entitled to select an independent actuary (which selection will be subject to the consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned)) to either (i) review Buyer's actuarial report supporting the applicable Loss Development Statement or (ii) prepare an actuarial report supporting the Estimated Loss Development Statement. Any estimated Loss Development Increase or estimated Loss Development Decrease as finally determined by the Parties or the Independent Expert will result in the cancellation or issuance of shares of Parent Preferred Stock in a manner consistent with Sections 2.3(a)(i)(B) and (C) for purposes of determining the number of shares of Parent Preferred Stock to be cancelled or issued (as the case may be); provided further, that if the amount of such estimated Loss Development Increase or Loss Development Decrease as determined pursuant to the immediately preceding sentence is ten percent (10.00%) less or more, as the case may be, than that indicated in the Estimated Loss Development Statement, Seller's reasonable expenses of retaining such independent actuary shall be paid (or reimbursed) by Buyer.
(iii)    In connection with an Optional Put:
(A)    If Seller elects to exercise its Optional Put rights, it will provide Buyer with no less than sixty (60) days prior written notice thereof in the form of Annex B hereto (an "Optional Put Notice"), and Buyer will have the right to elect by written notice to Seller, within ten (10) days of receipt of the Optional Put Notice, that the Parties make a Final Preferred Stock Adjustment Determination for purposes of determining the final number of shares of Parent Preferred Stock (excluding PIK Dividends) held by Seller as at the Option Put date.
(B)    Within ten (10) days of Seller’s receipt of Buyer’s election to cause a Final Preferred Stock Adjustment Determination, Buyer will prepare and deliver to Seller an Estimated Loss Development Statement, together with an actuarial report supporting

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such Loss Development Increase or Loss Development Decrease prepared by the Actuary (which report may be subject to any reasonable non-disclosure and terms of use conditions required by the Actuary), and Buyer will provide Seller with data and information reasonably requested by Seller that supports such Estimated Loss Development Statement. Any disputes by Seller with an Estimated Loss Development Statement will be resolved by the Independent Expert in a manner consistent with Section 2.2(c)(iii); provided that in connection with any such dispute, Seller (at its expense) will be entitled to select an independent actuary (which selection will be subject to the consent of Buyer (such consent not to be unreasonably withheld) to either (i) review Buyer's actuarial report supporting the applicable Loss Development Statement or (ii) prepare an actuarial report supporting the Estimated Loss Development Statement. Any estimated Loss Development Increase or estimated Loss Development Decrease as finally determined by the Parties or the Independent Expert will result in the cancellation or issuance of shares of Parent Preferred Stock in a manner consistent with Sections 2.3(a)(i)(B) and (C) for purposes of determining the number of shares of Parent Preferred Stock that Seller is entitled to include in the exercise of the Optional Put right; provided further, that if the amount of such estimated Loss Development Increase or Loss Development Decrease as determined pursuant to the immediately preceding sentence is ten percent (10%) less or more, as the case may be, than that indicated in the Estimated Loss Development Statement, Seller's reasonable expenses of retaining such independent actuary shall be paid (or reimbursed) by Buyer.
(iv)    The Purchase Price Adjustment (if any) set forth in this Section 2.3 and in Section 2.2(e) above (if any) shall be Buyer’s sole remedy in respect to any fact or circumstance giving rise to or relating to a Loss Development Increase and shall be without duplication to any fact, occurrence or circumstance which resulted in a Purchase Price Adjustment under Section 2.2(c) above and Article VII below.
SECTION 2.4     Closing and Effective Date.
(a)    Unless this Agreement has been terminated pursuant to Section 9.1, the consummation of the purchase and sale of the Company Shares and the other transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. on January 2, 2015 (after the satisfaction or waiver of all of the conditions set forth in Article V) at the offices of DLA Piper LLP (US), 203 N. LaSalle Street, Suite 1900, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by the Parties, including by transfer of electronic or facsimile signatures, but in no event later than March 31, 2015. The actual date and time of Closing are herein referred to as the "Closing Date."
(b)    Effective Date of Closing. For convenience, the Parties agree that, for purposes of Buyer's financial accounting and reporting, Tax and the purposes specified herein, the Closing and Agreements will be deemed completed as of 12:01 a.m. (EDST) on January 1, 2015 (such date, the "Effective Date").

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SECTION 2.5     Closing Deliveries. At the Closing, the Parties will take the following actions:
(a)    Seller will deliver or cause to be delivered:
(i)    a receipt evidencing receipt by Seller of the Cash Payment;
(ii)    stock certificates evidencing the Company Shares, duly endorsed in blank by Seller or accompanied by stock powers duly executed by Seller in blank in proper form for transfer, and with any required stock transfer stamps affixed thereto;
(iii)    true, correct and complete copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Persons required to be obtained, filed or made by Seller in satisfaction of Section 5.1(c).
(iv)    a duly executed certificate of non‑foreign status from Seller and the Subject Companies and any other certifications of Seller required under Sections 897 or 1445 of the Code (as applicable), in each case, sworn under penalty of perjury and in a form and manner that complies with Sections 897 or 1445 of the Code (as applicable) and the Treasury Regulations promulgated thereunder;
(v)    Seller's certificate contemplated in Sections 5.1(a), (b) and (d) to the extent applicable to Seller personally;
(vi)    resignations by the following individuals as officers of the Subject Companies: Angela Maria-Osan Elhelbawi and Seller; and resignations effective immediately following Closing by the following individuals as directors or trustees of the Subject Companies: Angela Maria-Osan Elhelbawi, Mohsen Bodran, Samantha Badria Elhelbawi, Artie Gyftopoulos, Hovannes Malikyan, Mounir Antoun Mikhail, Peter Papagianokis and John Pittas;
(vii)    counterparts to each of the other Transaction Agreements to which Seller or either of the Transferred Companies is a party, duly executed by Seller or such Transferred Company, as applicable;
(viii)    a certificate of the Secretary or Assistant Secretary of each of the Transferred Companies, certifying (1) as to true and correct copies of each Transferred Companies’ Constituent Documents and all amendments thereto, and (2) as to the incumbency of the officers of the Transferred Companies executing any of the Transaction Agreements on behalf of Seller or the Transferred Companies;
(ix)    a good standing certificate from the Secretary of State of the State of incorporation of each of the Transferred Companies, and a certificate of compliance from the New York State Department of Financial Services, the State of Delaware Department of Insurance and the California Department of Insurance of each of the Transferred Companies, as applicable, each dated as of a date within seven (7) Business Days prior to the Closing Date;

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(x)    a bring down good standing certificate for the Transferred Companies from the Secretary of State of the State of incorporation of each of the Transferred Companies, dated as of the Closing Date;
(xi)    all books and records of the Transferred Companies, including all original Insurance Licenses to transact insurance where the Transferred Companies are so authorized (it being understood such delivery shall be satisfied if such books and records are on hand at the Subject Companies’ principle executive offices); and
(xii)    all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.
(b)    Buyer will deliver to Seller:
(i)    the Cash Payment (less the Holdback Amount) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller;
(ii)    (1) evidence of the issuance of the Closing Preferred Shares in the name of Buyer on the books of Parent pursuant to book entry, (2) evidence of assignment or transfer of the Closing Preferred Shares from Buyer to Seller signed and executed by Buyer and Seller, and (3) evidence of the issuance of the Closing Preferred Shares in the name of Seller on the books of Parent pursuant to book entry;
(iii)    true, correct and complete copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Entities required to be obtained, filed or made by Buyer in satisfaction of Section 5.2(c);
(iv)    the officer's certificate contemplated in Section 5.2(a) and (b);
(v)    counterparts to each of the other Transaction Agreements to which Buyer and/or Parent is a party, duly executed by such Person;
(vi)    a certificate of the Secretary of the Buyer certifying (1) as to true and correct copies of Buyer’s and Parent’s Constituent Documents and all amendments thereto and (2) as to the incumbency of the officers of Buyer and Parent executing any of the Transaction Agreements;
(vii)    a good standing certificate from the Delaware secretary of state for the Buyer, dated as of a date within seven (7) Business Days prior to the Closing Date; and
(viii)    Buyer’s and Parent’s written certification confirming all of Seller’s entitlements in respect of the Parent Preferred Stock in the form attached hereto as Exhibit F (the “Preferred Entitlements”) under Parent’s Constituent Documents and as agreed by the Parties pursuant to the provisions of this Agreement (including, without limitation, Seller’s entitlement to exercise Seller’s Optional Put right and put the Parent Preferred Stock to the Parent and/or Buyer, Parent’s forbearance from (except pursuant to the Optional Put) redeeming the Parent Preferred

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Stock prior to the third anniversary of the issuance thereof, and the Parent’s and Buyer’s agreement to use commercially reasonable best efforts to pay dividends on the Parent Preferred Stock when due in cash to the greatest extent possible) and, to the extent Seller is entitled to exercise the Optional Put, Parent’s and Buyer’s agreement to not take a position contrary to the Preferred Entitlements as provided in this Agreement; and
(ix)    all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.
(c)    Buyer will deliver to the Escrow Agent the Holdback Amount and the Positive BV Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent (with evidence of such delivery to be furnished to Seller at Closing).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
SECTION 3.1     Representations and Warranties of Seller. Seller hereby represents and warrants to the Buyer Parties as follows as of the date hereof and as of the Closing Date except to the extent any representation or warranty speaks as of another date (in such event, such representation and warranty is true as at such date):
(g)    Organization, Standing and Corporate Power.
Global Liberty is an insurance company, and each other Subject Company is a business corporation, each duly incorporated, validly existing and in good standing under the Laws of the State of New York and has the requisite power and authority to own its properties and assets and to carry on its business as currently conducted. The Subject Companies are duly qualified as a foreign corporations to do business, and are in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing is not reasonably be expected to result in a Seller Material Adverse Effect. The execution and delivery by each such Subject Company of each of the Transaction Agreements to which it is a party, the performance by each such Subject Company of its obligations under each of the Transaction Agreements to which it is a party and the consummation such Subject Company of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action on the part of such Subject Company. Each of the Transaction Agreements to which a Subject Company is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Subject Company. Assuming due authorization, execution and delivery by the other Parties hereto or thereto, each of the Transaction Agreements to which a Subject Company is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of such Subject Company, enforceable against it in accordance with its terms, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium fraudulent conveyance or similar Laws now or hereafter in effect relating to or affecting creditor's rights and

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remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
Each Subject Company has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. Each of the Transaction Agreements to which Seller or a Subject Company is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Person. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which or a Subject Company is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to or affecting creditor's rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(h)    Capital Structure.
(i)    The authorized capital stock of the each of the Subject Companies consists solely of the shares described on Section 3.1(b)(i) of the Disclosure Schedule. All of the Company Shares and all of the shares of the Subject Companies are duly authorized, validly issued, fully paid and nonassessable. As of the Date of this Agreement, and at all times up to and including the Closing Date, Seller will be the sole record and beneficial direct owner of all of the Company Shares, Anchor will be the sole record and beneficial direct owner of all of the shares of outstanding capital stock of Global Liberty, and PPF will be the sole record and beneficial direct owner of all shares of outstanding capital stock of PPFC, and, except as set forth on Section 3.1(b)(i) of the Disclosure Schedule, each free and clear of all Liens and Preemptive Rights.
(ii)    Except as set forth in Section 3.1(b)(ii) of the Disclosure Schedule,
(A)    None of the Subject Companies has issued, nor currently has outstanding, any bonds, debentures, notes, debt instruments or other indebtedness;
(B)    there are no outstanding or authorized (1) options, warrants, redemption rights, repurchase rights, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that are reasonably likely to require Seller or his Affiliates (including any of the Subject Companies) to purchase or issue, sell, or otherwise cause to become outstanding, as applicable, any capital stock or equity interests of any of the Subject Companies; or (2) stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to any of the Subject Companies ((1) and (2) collectively, "Preemptive Rights");
(C)    there are no (1) voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of capital stock or equity interests of any of the Subject Companies; (2) bonds, debentures, notes, debt instruments or other

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indebtedness of the Subject Companies having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders or equity holders of any of the Subject Companies may vote; (3) securities or obligations exercisable or exchangeable for, or convertible into, any capital stock or equity interests of any of the Subject Companies; or (4) agreements, commitments or understandings of any nature whatsoever, fixed or contingent, that directly or indirectly obligates Seller or any of its Affiliates (including the Subject Companies) to grant, offer or enter into any of the foregoing; and
(D)    except for portfolio investments made in the Ordinary Course of Business, none of the Subject Companies (x) owns, of record or beneficially, directly or indirectly, any membership interest, common stock, any other voting stock or similar equity securities (including options, warrants, rights, commitments or agreements to acquire such equity securities) of any Person or any right (contingent or otherwise) to acquire the same; or (y) otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person.
(i)    Non‑Contravention; Consents.
(i)    Except as set forth on Section 3.1(c) of the Disclosure Schedule, the execution, delivery and performance of the Subject Companies under any Transaction Agreement to which any of them is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of the Constituent Documents of any of the Subject Companies; (B) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination under, any Contract, permit, license or instrument to which any of the Subject Companies is a party and to which a Governmental Entity is not a party; or (C) subject to the matters referred to in Section 3.1(c)(ii), contravene any Requirements of Law (or Insurance Licenses) applicable or issued to Seller or any of the Subject Companies in any material respect.
(ii)    No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by Seller or, by any of the Subject Companies in connection with the execution and delivery of any Transaction Agreement by Seller and any such Subject Company or the consummation by Seller or such Subject Company of any of the transactions contemplated hereby or thereby, except for (A) those consents, approvals, authorizations, declarations, filings or notices set forth in Section 3.1(c)(ii) of the Disclosure Schedule; and (B) such other consents, approvals, authorizations, declarations, filings or notices which the failure to obtain or make are not reasonably likely to result in a Seller Material Adverse Effect.
(j)    Financial Statements; Reserves; Actuarial Results.
(i)    The Subject Companies have previously delivered to Buyer true, correct and complete copies of (A) the annual audited statutory statements of Global Liberty prepared in accordance with SAP as of and for the years ended December 31, 2013, 2012 and 2011, including the exhibits, schedules and notes thereto (collectively, the "Audited SAP Statements"),

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and (B) the quarterly unaudited statutory statements of Global Liberty prepared in accordance with SAP for the periods ended March 31, 2014 and June 30, 2014, including the exhibits, schedules and notes thereto (together with the Audited SAP Statements, collectively referred to herein as the "SAP Statements"). The SAP Statements present fairly, in all material respects, the financial condition and results of operations of Global Liberty at the respective dates and for the periods covered by such statements in conformity with SAP applied consistently, subject to, in the case of unaudited financial statements, the absence of footnotes and normal recurring year‑end adjustments. Except for changes in SAP and/or GAAP, there has been no material change in the Subject Companies' accounting policies or practices, including, without limitation, permitted practices, in each of the three fiscal years ended December 31, 2011, 2012 and 2013, except as stated in the SAP Statements or Other Statements.
(ii)    The Subject Companies have previously delivered to Buyer true, correct and complete copies of (A) PFP’s reviewed consolidated financial statements as at December 31, 2011, 2012 and 2013 and for the years then ended, (B) Anchor’s combined compiled financial statements as at December 31, 2011, 2012, and 2013 (and for the years then ended) and (C) each Subject Company’s unaudited standalone balance sheet and income statement as at June 30, 2014 (collectively the "Other Financial Statements"). The Other Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Subject Companies at the respective dates and for the periods covered by such statements in conformity with GAAP applied consistently, subject in the case of unaudited financial statements, the absence of footnotes, normal recurring year‑end adjustments and the deviations from GAAP set forth on Schedule 3.1(d)(ii) of the Disclosure Schedule. Except for changes in GAAP and SAP, there has been no material change in the Subject Companies’ accounting policies in each of the fiscal years ended December 31, 2011, 2012, and 2013, except as stated in the Other Statements or SAP Statements.
(iii)    The aggregate reserves of Global Liberty recorded in the Audited SAP Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied. The insurance reserving practices and policies of Global Liberty have not changed, in any material respect, since December 31, 2013 and the results of the application of such practices and policies are reflected in all material respects in the SAP Statements. All reserves of Global Liberty set forth in its SAP Statements are fairly stated in all material respects in accordance with generally accepted actuarial principles and meet applicable Requirements of Law. Global Liberty has not intentionally or willfully misstated, underestimated or overestimated in any SAP Statement any liabilities in respect of insurance losses or loss adjustment expenses of Global Liberty. Nothing in this Section 3.1(d)(iii) shall constitute a guaranty, warranty or other representation that the gross or net reserves of Global Liberty are sufficient to cover future adverse loss or loss adjustment expense development of Global Liberty and, in the event the Closing occurs notwithstanding anything else to the contrary, Buyer’s sole recourse for the breach of this Section 3.1(d)(iii) and Section 3.1(d)(iv) below shall be the Purchase Price Adjustments set forth in Sections 2.2(e)(i) and 2.3.
(iv)    The Subject Companies has previously delivered to Buyer a true and complete copy of the actuarial report prepared by Global Liberty actuaries for the period ending on December 31, 2013, and all attachments, addenda, supplements and modifications thereto (each, a

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"Company Actuarial Analysis"), and all information provided by Global Liberty to the actuary preparing the Company Actuarial Analysis regarding the reserves of Global Liberty, to the extent that such information is not set forth in the SAP Statements and the Other Financial Statements, was, to the Knowledge of Global Liberty, true, correct and complete in all material respects. Except as set forth in Section 3.1(d)(iv) of the Disclosure Schedule, since December 31, 2013, Global Liberty has not adjusted its insurance reserves except in the Ordinary Course of Business.
(k)    Absence of Undisclosed Liabilities. Except (i) for claims on insurance policies issued by Global Liberty which have arisen in the Ordinary Course of Business, (ii) as reflected on the Other Financial Statements or the SAP Statements or reserved against in the most recent Other Financial Statements or the SAP Financial Statements, (iii) as disclosed on the Disclosure Schedule (including, without limitation, for obligations arising under the terms of a Subject Company’s Contracts (but not liabilities for breaches thereof by any Subject Company), and (iv) for liabilities that have arisen in the Ordinary Course of Business after the date of the balance sheet contained in the most recent Other Financial Statements, no Subject Company has any liability, indebtedness, obligation or claim of any type, whether accrued, absolute, contingent, matured, known or unknown, unmatured or other (whether or not required to be reflected in the SAP Financial Statements and/or Other Financial Statements) that (x) arising from a single liability, indebtedness, obligation or claim of any type is less than $25,000 or, (y) arising from more than one liability, indebtedness, obligation or claim of any type is less than $100,000 in the aggregate.
(l)    Rights to the Company Shares. Upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, including the execution and delivery of documents in accordance with Section 2.4, at the Closing, Buyer shall acquire all right, title and interest in and to the Company Shares, free of any Liens and Preemptive Rights.
(m)    Employees; Labor Matters. No Subject Company is a party to any labor or collective bargaining agreement or other agreement with any labor organization applicable to any employees. Except as set forth in Section 3.1(g) of the Disclosure Schedule there are no pending or, to the Knowledge of the Subject Companies, threatened complaints, charges or claims against any of the Subject Companies in connection with or relating to the employment or termination of employment of any Person.
(n)    Benefit Plans.
(i)    None of the Subject Companies has any liability with respect to any benefit plan or arrangement other than the Employee Benefit Plans specified in Section 3.1(h) of the Disclosure Schedule. The Subject Companies, and each ERISA Affiliate has made available to the Buyer a copy or description of each Employee Benefit Plan currently in effect and a copy of any applicable amendment, summary plan description, favorable advisory, determination, or opinion letter issued by the IRS, trust document, each annual report on Form 5500 (including any schedule or financial statement) for the most recent three plan years, group insurance contract, administrative service agreement, form of participant communication required by law, and reports or registration statements filed with any Governmental Entity. All such Employee Benefit Plans conform (and have at all times conformed) in all material respects to the requirements of ERISA, the Code and all other applicable Requirements of Law. Each such Employee Benefit Plan has been maintained

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in all material respects in accordance with its documents and with all applicable provisions of the Code, ERISA and other applicable Requirements of Law; and all reporting, disclosure, and notice requirements of ERISA, the Code and other applicable Requirements of Law have been satisfied in all material respects with respect to each Employee Benefit Plan. Except as identified in Section 3.1(h) of the Disclosure Schedule, no Subject Company sponsors, maintains or contributes to (and has never sponsored, maintained or contributed to), or has any liability with respect to, any (1) "employee benefit plan" subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA; (2) plan or arrangement subject to Section 409A of the Code that results in additional taxation under that Code Section or provides indemnification or tax gross‑up for such additional taxation; or (3) plan subject to non‑U.S. law.
(ii)    With respect to each Employee Benefit Plan, there has occurred no non‑exempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that is reasonably likely to result in any material liability, direct or indirect, after the date hereof for any of the Subject Companies or any stockholder or other equity holder, officer, director, or employee of any of the Subject Companies.
(iii)    Each of the Subject Companies has paid all amounts that it is required to pay as contributions to the Employee Benefit Plans as of the last day of the most recent quarter of each of the Employee Benefit Plans; all benefits accrued under any funded or unfunded Employee Benefit Plan will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and SAP as of the most recent Other Financial Statements and SAP Statements; and all monies withheld from employee paychecks with respect to Employee Benefit Plans have been transferred to the appropriate Employee Benefit Plan in a timely manner as required by applicable Requirements of Law.
(iv)    The Subject Companies have not incurred any liability that is not reflected on the most recent Other Financial Statements or SAP Financial Statements for any excise, income or other Taxes or penalties with respect to any Employee Benefit Plan, and no event has occurred and no circumstance exists or has existed that is reasonably likely to give rise to any such liability. There are no pending or, to the Subject Companies’ Knowledge, threatened claims by or on behalf of any Employee Benefit Plans, or by or on behalf of any participants or beneficiaries of any Employee Benefit Plans or other Persons, alleging any breach of fiduciary duty on the part of a Subject Company or any of their officers, directors or employees under ERISA or any applicable Requirements of Law, or claiming benefit payments other than those made in the ordinary operation of such plans. No Employee Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, and no matters are pending with respect to any Employee Benefit Plan under any IRS program.
(v)    No Employee Benefit Plan currently maintained by any of the Subject Companies (or to which any of the Subject Companies is reasonably likely to have liability) contains any provision or is subject to any Requirements of Law that (A) is reasonably likely to prohibit the transactions contemplated by any Transaction Agreement or (B) is reasonably likely to give rise to

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any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by any Transaction Agreement, and no payments or benefits under any Employee Benefit Plan or other agreement of the Subject Companies or any Affiliate will be considered "excess parachute payments" under Section 280G of the Code. Except as set forth in Section 3.1(h)(v) of the Disclosure Schedule, no Subject Company has declared or paid any bonus compensation to any of its employees or officers in contemplation of the transactions contemplated by any Transaction Agreement. No payments or benefits under any Employee Benefit Plan or other agreement are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code. Subject to applicable Requirements of Law, each Employee Benefit Plan may be amended or terminated by any of the Subject Companies or their ERISA Affiliates at any time without the consent of participants and without liability, other than routine claims for benefits and reasonable administrative expenses.
(vi)    With respect to any Employee Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (A) each welfare plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction, (B) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that could result in the imposition of a tax under Section 4976(a) of the Code, (C) any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and has complied, in all material respects, with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Requirements of Law, and (D) no welfare plan provides health or other benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.
(vii)    All Persons classified by a Subject Company as independent contractors satisfy and have at all times satisfied the requirements of applicable Requirements of Law to be so classified; the Transferred Companies have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and none of the Transferred Companies have any obligations to provide benefits with respect to such Persons under Employee Benefit Plans or otherwise. No individuals are currently providing, or have ever provided services to any of the Transferred Companies pursuant to a leasing agreement or similar type of arrangement, nor has any Subject Company entered into any arrangement whereby services will be provided by such individuals.
(viii)    There have been no requests by a Subject Company for a waiver from the IRS with respect to any minimum funding requirement under Section 412 of the Code
(ix)    None of the Subject Companies has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4001 et seq. of ERISA. Except as identified in Section 3.1(h)(ix) of the Disclosure Schedule, no condition exists that is reasonably

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likely to result a Subject Company incurring liability under Title IV of ERISA, either directly or with respect to any ERISA Affiliate. All premiums payable to the PBGC have been paid when due.
(x)    There has not been, with regard to any Pension Plan, any reportable event, as defined in Section 4043 of ERISA, that is required to be reported to the PBGC by law or regulation.
(xi)    Neither Seller nor any Subject Company contributes to a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"), or has contributed to a Multiemployer Plan.
(o)    Absence of Certain Changes or Events. Since December 31, 2013, there has not been any Seller Material Adverse Effect and the Subject Companies have conducted their business in all material respects in the Ordinary Course of Business. Except (i) as contemplated or permitted by this Agreement or any other Transaction Agreement, (ii) as disclosed in Section 3.1(i) of the Disclosure Schedule, since December 31, 2013 there has not occurred any of the actions or events prohibited by Section 4.1.
(p)    Taxes. Except as identified in Section 3.1(j) of the Disclosure Schedule:
(i)    All Tax Returns required to be filed on or before the Date of this Agreement with respect to the Subject Companies with any relevant Taxing Authority have been, or will be as of the Closing Date, duly and timely filed in the manner prescribed by applicable Requirements of Law (taking into account all valid extensions) and such Tax Returns were correct and complete in all material respects. All Taxes of the Subject Companies due prior to the Date of this Agreement have been, or, to the extent due after the Date of this Agreement but prior to the Effective Date, will be timely paid (whether or not shown on any Tax Return).
(ii)    No Subject Company has received from any Taxing Authority (including jurisdictions where the Subject Company has not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review; (B) written request for information related to Tax matters; or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Subject Companies. No Subject Company expects any Taxing Authority to assess any additional Taxes for any taxable period for which Tax Returns have been filed. Section 3.1(j)(ii) of the Disclosure Schedule lists all material Tax Returns filed with respect to the Subject Companies for taxable periods for which the statute of limitations has not yet expired, indicates which of those Tax Returns have been audited, and indicates which of those Tax Returns are currently the subject of an audit. The Subject Companies have delivered or made available to Buyer true, correct and complete copies of all such Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to the Subject Companies filed or received prior to the date hereof.
(iii)    Neither any of the Subject Companies nor Seller (but solely with respect to the Subject Companies) has executed or filed any agreement or other document extending the period for assessment, reassessment or collection of any amounts of Taxes owed by a Subject Company that will be in force after the Closing Date and no power of attorney granted by the Subject

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Companies or Seller (but solely with respect to the Subject Companies) prior to the Closing Date will remain in effect after the Closing Date. Neither any of the Subject Companies nor Seller (but solely with respect to the Subject Companies) is a party to or bound by any closing agreement, offer in compromise, or similar agreement with any Taxing Authority. Neither any Subject Company nor Seller (but solely with respect to the Subject Companies) is a party to any Action by any Taxing Authority. To the Knowledge of the Subject Companies, there are no pending or threatened Actions against any Subject Company by any Taxing Authority.
(iv)    The unpaid Taxes of each Subject Company (A) did not, as of August 30, 2014, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between financial accounting income and Tax income) set forth on the unaudited standalone balance sheet for such Subject Company as of such date and (B) will not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Subject Companies in filing Tax Returns. Since June 30, 2014, no Subject Company has incurred any liability for Taxes, outside the Ordinary Course of Business.
(v)    There are no Liens for any Taxes upon the properties or assets of the Subject Companies or on the Company Shares (or shares of the Subject Companies), other than for current Taxes not yet due and payable.
(vi)    There are no Tax rulings, requests for rulings, closing agreements or other similar agreements (including any gain recognition agreements under Section 367 of the Code and applications for a material change in accounting method or to change the basis for determining items under Section 481 or Section 807 of the Code) in effect or filed with any Tax Authority relating to the Subject Companies.
(vii)    The Subject Companies have not received a written Tax opinion with respect to any transaction relating to the Subject Companies.
(viii)    No claim is pending or, to the Knowledge of the Subject Companies, threatened by a Tax Authority in a jurisdiction where the Transferred Companies do not file Tax Returns or pay Taxes that the Transferred Companies are or may be subject to Tax in that jurisdiction.
(ix)    The Subject Companies are not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
(x)    The Subject Companies (A) have not ever been a member of any affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the group of which the Subject Companies are is presently a member or (B) do not have liability for the Taxes of any Person under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.
(xi)    The Subject Companies are not a party to any Contract or plan that has resulted or is likely to result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding

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provision of state, local or foreign Tax Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).
(xii)    The Subject Companies have not ever been a United States real property corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xiii)    The Subject Companies have not ever been a party to any joint venture, partnership or other Contract that could reasonably be expected to be treated as a partnership for tax purposes.
(xiv)    The Subject Companies have withheld all Taxes required to have been withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and has timely paid over any such Taxes to the appropriate Taxing Authority and complied with all information reporting, backup withholding provisions and similar provisions of applicable Tax Law.
(xv)    The Subject Companies have sufficient information contained in their records to calculate any taxable income or allowable loss that may arise as the result of the disposition of properties or assets owned by the Subject Companies at the Closing Date.
(xvi)    The Subject Companies have not engaged in a "reportable transaction" within Section 6011 of the Code and Section 1.6011‑4 of the Treasury Regulations.
(xvii)    The Subject Companies have not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax‑free treatment under Section 355 of the Code (1) in the two (2) years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(xviii)    The Subject Companies will not be required to include any adjustment in taxable income for any Tax period or portion thereof after the Closing Date under Section 481(c) or 807(f) of the Code (or any similar provision of the Tax Laws of any jurisdiction).
(xix)    Seller has delivered to Buyer complete and correct schedules, as of December 31, 2013 of the Tax attributes of the Transferred Companies as part of the Tax Returns furnished to Buyer. No Tax attribute of the Transferred Companies is currently subject to a limitation under Section 382 or Section 383 of the Code.
(xx)    The Subject Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (B) intercompany transaction or excess loss

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account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; (E) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (F) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(xxi)    No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Subject Companies.
(xxii)    The Subject Companies have not entered into a gain recognition agreement pursuant to Section 1.367(a)-8 of the Treasure Regulations. No Subject Company has transferred (and has not been deemed to have transferred) any intangible asset the transfer of which could be subject to the rules of Section 367(d) of the Code.
(xxiii)    PPF is currently, and since formation has been, a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal income Tax purposes and state income Tax purposes, and PPF will continue to be treated as an S corporation for U.S. federal income Tax purposes and state income Tax purposes until the Closing Date.
(q)    Compliance with Applicable Law.
(i)    Except as set forth in Section 3.1(k) of the Disclosure Schedule, (A) the Subject Companies have in full force and effect all federal, state, local and foreign governmental approvals, authorizations, consents, licenses and permits (excluding Insurance Licenses, collectively, "Permits") necessary for them to own, lease or operate their properties and assets in the Ordinary Course of Business and to carry on their business as now conducted; (B) each of the Subject Companies is in compliance with all applicable Requirements of Law in all material respects; (C) no event has occurred or circumstance exists that (with or without the giving of notice or the lapse of time or both) (x) constitutes or results, directly or indirectly, in a material violation of, or a failure to comply with, any applicable Requirements of Law by any of the Subject Companies, or (y) is reasonably likely to result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit; (D) none of the Subject Companies has received any written notice or other communication from any Governmental Entity or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Requirements of Law in any material respect, or (y) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit which has not been resolved; and (E) all applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other material filings required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Entity.
(ii)    Without limiting the generality of the representations and warranties made in Section 3.1(k)(i), and based upon the Subject Companies' ownership, possession or operation of Real Property, if any: (A) each of the Subject Companies is, and at all times has been,

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in compliance with all Environmental Laws; (B) no Subject Company is subject to any outstanding Order relating to compliance with any Environmental Laws or to the investigation or cleanup of any Hazardous Materials; (C) there are no Actions or violations relating to any Environmental Law pending, or, to the Knowledge of the Subject Companies, threatened against any of the Subject Companies; and (D) there are no past or present actions, circumstances, conditions, events or incidents relating to the presence, handling, transportation, disposal, release or threatened release of any Hazardous Material that is reasonably likely to impose any material obligation on any of the Subject Companies or form the basis of any material claim under any Environmental Law.
(r)    Litigation.
(i)    Except in the Ordinary Course of Business in connection with the policies of insurance written by Global Liberty, there are no Actions or Orders issued, pending or, to the Knowledge of the Subject Companies, threatened against any of the Subject Companies or any of their respective properties or assets, at law, in equity or otherwise, in, before or by, or otherwise involving any Governmental Entity or other Person that (A) are material to the Subject Companies (taken as a whole) or (B) have resulted in or are reasonably likely to result in a Seller Material Adverse Effect. The Subject Companies delivered or made available to Buyer true, correct and complete list of each current and ongoing Action and Order arising in the Ordinary Course of Business in connection with the policies of insurance written by Global Liberty (“OCB Litigation”), and prior to the Closing will make available to Buyer true, correct and complete copies of all pleadings, correspondence and other documents relating to such Actions and Orders. Section 3.1(l) of the Disclosure Schedule lists all Actions other than the OCB Litigation to which a Subject Company is party. There are no unsatisfied judgments or outstanding injunctions, decrees, or awards against any of the Subject Companies or against any of their respective assets, businesses or properties.
(ii)    Each Subject Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the properties or assets owned or used by it, is or has been subject. Neither Seller nor any of the Subject Companies has received any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any term or requirement of any Order to which any of the Subject Companies or any of the properties or assets owned or used by any of them, is or has been subject.
(s)    Contracts. Section 3.1(m) of the Disclosure Schedule lists the Contracts (other than (x) policies of insurance written by Global Liberty in the Ordinary Course of Business, and (y) the Benefit Plans of the Subject Companies) to which any of the Subject Companies is a party or by which it or its properties or assets owned or used by it are bound or affected which (i) involve payments to or from any of the Subject Companies of greater than $25,000 in any 12-month period, (ii) commit any of the Subject Companies to pay any fees, bonus or other amount upon or following any threatened or actual change in control, or change in the nature of the business of such Subject Company or (iii) contain covenants restricting, restraining or impairing the ability of (A) any of the Subject Companies to engage in any line of business or with any Person, to compete with any Person, to do business with any Person or in any location or to employ any person or

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(B) any Person to obtain products or services from any of the Subject Companies (any such Contract, a “Material Contract”). The Subject Companies have delivered to Buyer a correct and complete copy of each written Material Contract, and Section 3.1(m) of the Disclosure Schedule contains a written summary of the terms and conditions of each oral Material Contract. Each Material Contract is the legal, valid and binding obligation of the respective Subject Company that is a party to such Material Contract, and, to the Knowledge of such Subject Company, of each other party thereto, and is enforceable in accordance with its terms, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditor's rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). No Subject Company is a party thereto nor, to the Knowledge of any other party, in material violation or default of any term of any such Material Contract. To the Subject Companies’ Knowledge, no condition or event exists which with the giving of notice or the passage of time, or both, would (x) constitute a material violation or default of any Material Contract by such Subject Company or such third party (as the case may be) or (y) permit the termination, modification, cancellation or acceleration of performance of the obligations of such Subject Company that is a party thereto or such third party. Except as set forth in Section 3.1(m) of the Disclosure Schedule, the consummation of the transactions contemplated by the Transaction Agreements are not reasonably likely to give rise to a right of a party or parties (other than a Subject Company that is a party thereto) to any Material Contract to terminate, modify, cancel or accelerate the performance of the obligations of any of the Subject Companies under such Material Contract or impose material liability under the terms thereof on such Subject Company that is a party thereto.
(t)    Insurance Matters.
(i)    The Subject Companies have provided Buyer with true, correct and complete copies of: (A) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of the Subject Companies issued by any insurance regulatory authority and (B) all other material filings or submissions under insurance holding company statutes and regulations made by any of the Subject Companies with any insurance regulatory authority. The Subject Companies have filed all reports, registrations, filings and submissions required to be filed with any insurance regulatory authority (including without limitation, under any applicable insurance holding company statute). All such reports, registrations, filings and submissions were in material compliance with applicable Insurance Laws when filed or as amended or supplemented, and, to the Subject Companies’ Knowledge no material deficiencies have been asserted in writing by any Governmental Entity with respect to such reports, registrations, filings or submissions that have not been cured or remedied to the satisfaction of the applicable insurance regulatory authority.
(ii)    Except as set forth in Section 3.1(n)(ii) of the Disclosure Schedule, (A) all policy forms issued by or on behalf of any Subject Company and all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications, brochures, illustrations and certificates pertaining thereto, are, to the extent required under applicable Insurance Laws, on forms approved

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by applicable insurance regulatory authorities or which have, where required by applicable Insurance Laws, been approved by all applicable Governmental Entities or filed with and not objected to in writing (or such objection has been withdrawn or resolved) by such Governmental Entities within the period provided by applicable Insurance Laws for objection, and all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Insurance Laws and (B) all premium rates established by any Subject Company that are required to be filed with or approved by Governmental Entities have been so filed or approved, the premiums charged conform in all material respects to the premium rating plans and underwriting methodologies so filed or approved and comply in all material respects (or complied in all material respects at the relevant time) with applicable Insurance Laws, except where the failure to comply with Insurance Laws applicable to filing and approval of such forms and/or of premium rates is not reasonably likely to result in a Seller Material Adverse Effect.
(iii)    Without limiting the generality of the foregoing, (A) each Subject Company has conducted and is conducting its business in compliance in all material respects with all Insurance Laws; (B) each Subject Company has held and holds all qualifications, registrations, filings, licenses, permits, certificates, consents, approvals or authorizations issued or granted by Governmental Authorities, where applicable, necessary to write the types of insurance, reinsurance and other products written by it and otherwise as necessary for the conduct of its respective insurance and reinsurance businesses in each of the jurisdictions where such Subject Company conducts or operates, or has conducted or operated, its business (the "Insurance Licenses"); (C) all of the Insurance Licenses are valid and in full force and effect; (D) no Subject Company is the subject of any pending or, to the Knowledge of Seller, (x) threatened Action for or (y) contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of its Insurance Licenses, and, to the Knowledge of Global Liberty, there is no existing fact or circumstance that, individually or in the aggregate is reasonably likely to result in the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of such Insurance Licenses; (E) each Subject Company has transacted insurance or reinsurance business in any jurisdiction requiring it to have an Insurance License to transact such business in which it did not possess such Insurance License, and (F) none of the Subject Companies is “commercially domiciled” in any jurisdiction. Section 3.1(n)(iii) of the Disclosure Schedule sets forth a true, correct and complete list of the Insurance Licenses. The Transferred Companies have made available to Buyer, prior to the date hereof, true, correct, and complete copies of the Insurance Licenses.
(iv)    each Subject Company has marketed, sold and issued insurance products in compliance in all material respects with all applicable Requirements of Law. To the Knowledge of Global Liberty, no proceeding or customer complaint has been filed with the insurance regulatory authorities that is reasonably likely to lead to the revocation, failure to renew, material limitation suspension, material restriction, or material impairment of any Insurance License.
(v)    Except as set forth in Section 3.1(n)(v) of the Disclosure Schedule, all Persons through whom any Subject Company has placed or sold insurance and reinsurance were duly licensed (to the extent such licensing is required) to sell or place insurance and reinsurance in the jurisdictions where, and at the time when, they did so on behalf of such Subject Company.

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Except as set forth in Section 3.1(n)(v) of the Disclosure Schedule, no agent, broker, intermediary or producer has any underwriting or binding authority on behalf of any Subject Company or is a party to any managing general agency Contract or other similar arrangement.
(vi)    Except as set forth in Section 3.1(n)(vi) of the Disclosure Schedule, no claim or assessment by any Guaranty Fund is pending, neither Seller nor any Subject Company has received written notice of any such claim or assessment, and, to the Subject Companies’ Knowledge, there is no basis for the assertion of any such claim or assessment against any Subject Company by any such Guaranty Fund.
(u)    Brokers. Except as set forth in Schedule 3.1(o) of the Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any brokers', finders', financial advisors' or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates (including any of the Subject Companies), except those for which Seller will be solely responsible.
(v)    Intellectual Property.
(i)    Except as set forth in Schedule 3.1(p)(i)(A) of the Disclosure Schedule, none of Subject Companies own any Intellectual Property that is material to its business. The Subject Companies are the sole owners of the full right, title, and interest in and to any Intellectual Property set forth in Schedule 3.1(p)(i)(A). Except for "shrink‑wrapped" and similar software licenses and applications that are generally available to the public, Section 3.1(p)(i)(B) of the Disclosure Schedule sets forth a list of all third‑party Intellectual Property licensed to or used by the Subject Companies (the "Licensed Intellectual Property"). Except as set forth in Section 3.1(p)(i)(B) of the Disclosure Schedule, the Subject Companies have valid rights to use the Licensed Intellectual Property free and clear of any royalty or other payment obligation to be paid after the Closing.
(ii)    The Subject Companies' use of the Intellectual Property owned by the Subject Companies and the Licensed Intellectual Property does not conflict with or infringe on the Intellectual Property of any other Person. Neither Seller nor any of the Transferred Companies have received written notice from any other Person challenging the right of a Transferred Company to use any of the Intellectual Property owned by the Subject Companies or the Licensed Intellectual Property.
(iii)    Except as set forth in Section 3.1(p)(iii) of the Disclosure Schedule, no party to any Contract for Licensed Intellectual Property has given written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Contract for Licensed Intellectual Property. None of the Subject Companies nor, to the Subject Companies’ Knowledge, any other party to any Contract for Licensed Intellectual Property, has repudiated in writing any material provision thereof. Each item of Intellectual Property owned by the Subject Companies and each Contract for Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding Order or agreement adversely affecting a Subject Company's use thereof or its rights thereto.

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(iv)    To the Knowledge of the Subject Companies, none of the Intellectual Property owned by the Subject Companies or the Licensed Intellectual Property contains any "time bombs," "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs or faults that (x) enable or assist any Person to access without authorization any of the Intellectual Property owned by the Subject Companies or the Licensed Intellectual Property; or (y) otherwise materially adversely affect the functionality of the Intellectual Property owned by the Subject Companies or the Licensed Intellectual Property, except as disclosed in its documentation. No Person has gained unauthorized access to any of the Intellectual Property owned by the Subject Companies or the Licensed Intellectual Property. None of the Intellectual Property owned by the Subject Companies or the Licensed Intellectual Property contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.
(w)    Property and Assets.
(i)    Except for Intellectual Property (which is excluded from this Section 3.1(q)), each of the Subject Companies (A) has good and valid title to, or valid and subsisting leasehold interests in, all of its personal property assets and other rights (including IT Assets), free and clear of all Liens, except for Permitted Liens, and (B) owns, has valid leasehold interests in or valid contractual rights to use, all of the material assets, tangible and intangible, used in its business (including IT Assets).
(ii)    No Subject Company owns, nor has any Subject Company ever owned, any Real Property.
(iii)    Except as set forth in Section 3.1(q) of the Disclosure Schedule, none of the Subject Companies leases any Real Property (the "Leased Real Property") or personal property and each has the right to quiet enjoyment of all material personal property and all Leased Real Property for the full term of each such Lease (or any renewal option) relating thereto.
(iv)    There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of the Subject Companies, threatened, affecting the Leased Real Property or any portion thereof or interest therein.
(x)    Certain Relationships. Except as set forth in Section 3.1(r) of the Disclosure Schedule, the Subject Companies are not a party to any Contract with Seller or his other Affiliates, or any equityholder, partner, manager, officer or director of such Persons or, to the Subject Companies’ Knowledge, any employee of such Persons (the "Affiliate Agreements"). Section 3.1(r) of the Disclosure Schedule sets forth a true and complete list of all balances due under any Affiliate Agreement as of the last Business Day of the calendar month immediately preceding the Date of this Agreement. Except as disclosed in Section 3.1(r) of the Disclosure Schedule, since January 1, 2014, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by the Subject Companies or other transaction between the Subject Companies and Seller or any of its other Affiliates, or any equityholder, partner, manager, officer or director of such Persons or, to Subject Companies’ Knowledge, any employee of such Persons, except in the Ordinary Course of Business.

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(y)    Reinsurance.
(i)    Neither the Seller nor any Subject Company has received any written notice of any material default under any Reinsurance Contract.
(ii)    Neither Seller nor any Subject Company has received any written notice from any other party to a Reinsurance Contract (A) that the financial condition of such other party to any Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated, or (B) from any applicable reinsurer that any amount of reinsurance ceded by such Subject Company will be uncollectible or otherwise defaulted upon. Except as set forth on Section 3.1(s)(ii) of the Disclosure Schedule, such Subject Company was able to obtain full reserve credit for financial statement purposes under applicable SAP with respect to the liabilities ceded under each of such Reinsurance Contracts. Since December 31, 2013, there has not been any material change in the ability of any Subject Company to obtain, if so desired, full reserve credit for financial statement purposes under applicable SAP for such liabilities.
(z)    Annuities. There are no annuities of which the claimant under an insurance policy issued by any Subject Company is payee but for which such Subject Company is contingently liable.
(aa)    Accounts with Financial Institutions. Section 3.1(u) of the Disclosure Schedule sets forth a list of all safe deposit boxes, active bank accounts and other time or demand deposits of each of the Subject Companies, including any brokerage and custodial accounts for securities owned by each of the Subject Companies, together with the names and addresses of the applicable financial institution or other depository, the account number, and the identities of all Persons authorized to draw thereon or who have access thereto.
(bb)    Insurance. Section 3.1(v) of the Disclosure Schedule contains a list of all in force policies of insurance maintained by each of the Subject Companies as of the date hereof with respect to its properties and the conduct of its business, other than insurance policies in connection with Employee Benefit Plans. All such policies are valid and enforceable in accordance with their terms and are in full force and effect (assuming no default by any such insurer), all premiums thereon have been paid when due and the Subject Companies are otherwise in compliance in all material respects with the terms and provisions of such policies. No written notice of cancellation, termination or revocation or other written notice that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Subject Companies.
(cc)    Powers of Attorney. Except as disclosed on Section 3.1(w) of the Disclosure Schedule, no Person holds a power of attorney entitling such Person to bind any of the Subject Companies except those statutory agents for service of process.
(dd)    Disclaimer. Except for the representations and warranties contained in this Article III, the Seller does not make any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller or any Subject Company, the business of the Subject Companies, the Transaction Agreements or the transactions contemplated

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by the Transaction Agreements. Except for the representations and warranties contained in this Article III, (i) each Subject Company disclaims, on behalf of itself and the other Subject Companies, any other representations or warranties, whether made by Seller or other Subject Company or any other Person and (ii) each Subject Company disclaims, on behalf of itself and the other Subject Companies, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Buyer by any other Person.
For purposes of this Section 3.1, the parties agree and acknowledge that a reference to “Subject Company” which, based on the context of the subject representation and warranty, refers to a particular Subject Company (as opposed to any other Subject Company) shall not prejudice an indemnifying party under Article VII below as a result of the construction of this Agreement in that regard.
SECTION 3.2     Representations and Warranties of Buyer. The Buyer Parties represent and warrant to Seller as follows:
(b)    Organization, Standing and Corporate Power. Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. The Buyer Parties have full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. The Buyer Parties are duly qualified as a foreign company to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing is not reasonably likely to result in a Buyer Material Adverse Effect. The execution and delivery by the Buyer Parties of each of the Transaction Agreements to which it is a party, the performance by the Buyer Parties of their respective obligations under each of the Transaction Agreements to which they are a party and the consummation by the Buyer Parties of the transactions contemplated by each of the Transaction Agreements to which they are a party, have been, or in the case of Transaction Agreements to be executed and delivered and Closing, will be prior to the Closing (as applicable) duly authorized by all requisite company action on the part of each of the Buyer Parties. Each of the Transaction Agreements to which the Buyer Parties are a party, respectively, has been, or upon execution and delivery thereof, will be, duly executed and delivered by the Buyer Parties, as applicable. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Buyer or Parent is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of either of Buyer or Parent, as applicable, enforceable against it in accordance with its terms, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to or affecting creditor's rights and

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remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(c)    Preferred Stock. All of the shares of Parent Preferred Stock to be issued at the Closing are duly authorized and will at the Closing be validly issued, fully paid and nonassessable and clear of all Liens and Preemptive Rights; and neither Buyer nor Parent is a Party to any Contract (or subject to any Constituent Document) which limits Parent’s ability to pay cash dividends on the Parent Preferred Stock or redeem the Parent Preferred Stock in accordance with the terms thereof and/or this Agreement.
(d)    Non‑Contravention; Consents.
(x)    Except as set forth in Section 3.2(c)(i) of the Disclosure Schedule, the execution, delivery and performance by Buyer or Parent of each Transaction Agreement to which it is a party, respectively, does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of its Constituent Documents or Contract to which Buyer or Parent is a party; or (B) subject to the matters referred to in Section 3.2(c)(ii), materially contravene any Requirements of Law applicable to Buyer or Contract to which Buyer is a party.
(xi)    No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity (or any other Person) is required to be made or obtained by the Buyer or Parent in connection with the execution and delivery of any Transaction Agreement by Buyer or Parent to which Buyer or Parent is a party or the consummation by Buyer or Parent of any of the transactions contemplated hereby and thereby, except for (A) the approvals, filings and notices required under the Insurance Laws of the State of New York; (B) those consents, approvals, authorizations, declarations, filings or notices set forth in Section 3.2(c)(ii) of the Disclosure Schedule and (C) such other consents, approvals, authorizations, declarations, filings or notices which the failure to obtain or make are not reasonably likely to result in a Buyer Material Adverse Effect.
(e)    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers', finders', financial advisors' or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer Parties or any of their Affiliates, except those for which Buyer or Parent will be solely responsible.
(f)    None of the Buyer Parties’ filings and reports with the Securities and Exchange Commission or any stock exchange on which the Buyer Parties’ securities are traded contains any untrue statement of a material fact or fails to state any material fact necessary, in light of the circumstances, to make the statements therein not misleading.
(g)    The Buyer Parties have the ability and financial wherewithal to pay the Cash Payment at Closing.

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(g)    Disclaimer. Except for the representations and warranties contained in this Section 3.2 or in any of the Transaction Agreements, Buyer and Parent make no other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer, Parent or either of Buyer’s or Parent’s Affiliates.
ARTICLE IV

COVENANTS
SECTION 4.1     Conduct of Business of the Subject Companies. Except as contemplated or permitted by this Agreement or as may be required by applicable Requirements of Law, from the Date of this Agreement to the Closing Date, the Subject Companies will, and Seller will cause the Subject Companies to, (i) conduct their business in all material respects in the Ordinary Course of Business; (ii) use their respective commercially reasonable best efforts to preserve intact its business organization and goodwill and relationships with third parties and its rights and franchises; (iii) not intentionally engage in any practice, take any action, fail to take any action or enter into any transaction or other agreement or arrangement which is reasonably likely to cause any representation or warranty of the Subject Companies and/or Seller to be untrue at any time, or result in a breach of any covenant or obligation made by any such Person in this Agreement; (iv) perform such Subject Company’s obligations under the insurance policies written by it and perform the other Subject Companies' obligations under all Material Contracts; and (v) maintain their books and records in the Ordinary Course of Business. Without limiting the foregoing, from the Date of this Agreement to the Closing, except as set forth in Section 4.1 of the Disclosure Schedule and as contemplated or permitted by this Agreement, the Subject Companies will not, and Seller will not cause or permit the Subject Companies to, take any of the following actions without the prior consent of Buyer which may not be unreasonably withheld, conditioned or delayed:
(h)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, equity or property) in respect of, its outstanding equity interests; (ii) split, combine or reclassify any of its outstanding equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its outstanding equity interests; or (iii) purchase, redeem or otherwise acquire any outstanding equity interests of it or any rights, warrants or options to acquire any such equity;
(i)    issue, sell, grant, pledge or otherwise encumber any of its equity interests or other securities or issue any securities convertible into, or any rights, warrants or options to acquire, any such equity interests or other securities or convertible securities;
(j)    amend its Constituent Documents;
(k)    (i) acquire (including by way of bulk reinsurance, merger, consolidation or acquisition of stock or assets) any Person or any division thereof or material portion of the assets thereof; (ii) enter into any agreement providing for the merger or consolidation of the Subject Companies with any other Person; (iii) liquidate, dissolve, or wind up, or otherwise dispose of all or substantially all of its assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis); (iv) consider or adopt of a plan of liquidation, dissolution, rehabilitation,

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restructuring, recapitalization, re‑domestication or other reorganization; or (v) organize any new company, subsidiary or joint venture, partnership or similar arrangement;
(l)    mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its properties or assets, other than Liens existing today;
(m)    sell, lease, license or otherwise dispose of any property or assets (other than Investment Assets and the payment to policyholders of sums in respect of insurance policies each in the Ordinary Course of Business);
(n)    create, incur, assume or guarantee any indebtedness, obligation or liability for money including, without limitation, the creation of any Lien (except for any Permitted Liens) on all or any portion of any property or assets of the Transferred Companies;
(o)    enter into, amend or modify in any material respect, or terminate any Material Contract;
(p)    make any change in its financial or statutory accounting methods, principles or practices used by it materially affecting its properties, assets or liabilities, except insofar as may be required by a change in applicable Requirements of Law, GAAP or SAP;
(q)    make any single payment, accrual or commitment for capital expenditures in excess of $75,000;
(r)    make any material change in the business, condition, operations, properties, assets or liabilities of the Subject Companies, other than in the Ordinary Course of Business;
(s)    fail to comply with the commitments made by the Subject Companies in the AM Best Letter;
(t)    make any material change in the underwriting, reinsurance, marketing, pricing, claim adjustment, claim processing, claim payment, reserving, financial or accounting methods, practices or policies of a Subject Company, except in the Ordinary Course of Business;
(u)    make any loan, advance or capital contribution to or otherwise invest in any Person;
(v)    pay, discharge, settle or satisfy any material claims, Liens, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or waive any right, in each case, other than policy claims in the Ordinary Course of Business;
(w)    adopt, amend or modify any Employee Benefit Plan of the Subject Companies which is sponsored solely by any of the Subject Companies;
(x)    (i) enter into any employment, consulting, deferred compensation, severance, retirement or other similar agreement with any director, officer, employee or agent of the Subject Companies (or materially amend any such existing agreement); (ii) except as set forth on Section

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4.1(q) of the Disclosure Schedule, grant any severance or termination pay to any director, officer, employee or agent of the Subject Companies; (iii) materially change any compensation payable to any director, officer, employee or agent of the Subject Companies pursuant to any severance, retirement or similar policies or plans thereof; (iv) materially increase any compensation (including bonuses) payable or to become payable to any director, officer, employee or agent of the Transferred; or (v) materially alter any employment practices or the terms and conditions of employment;
(y)    fail to pay in full all assessments by any Guaranty Fund;
(z)    issue any new policies or underwrite any new insurance or reinsurance business of any type in any jurisdiction, whether by Global Liberty or on its behalf, that is not in the Ordinary Course of Business;
(aa)    consummate any transactions in investments not in compliance with the investment policy of such Subject Company as in effect on the Date of this Agreement, a true and complete copy of which has previously been delivered to Buyer;
(bb)    (i) settle or compromise any Action or controversy relating to Taxes; (ii) make any request for a written ruling of a Governmental Entity relating to Taxes; or (iii) enter into a written and legally binding agreement with a Governmental Entity relating to Taxes;
(cc)    terminate, cancel or amend any insurance coverage maintained with respect to any material property of the Subject Companies or which has not been replaced by a comparable amount of insurance coverage;
(dd)    make any payment under any tax allocation or similar agreement;
(ee)    make, revoke, or amend any Tax election of the Subject Companies, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle any Tax Claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax Claim or assessment or take or omit to take any other action, or make any payment under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding; or
(ff)    approve or enter into any Material Contract or material commitment, whether in writing or otherwise and whether made by or on behalf of the Transferred Companies, to take any of the actions specified in this Section 4.1.
SECTION 4.2     Access to Information. From the Date of this Agreement until the Closing Date, Seller shall and will cause the Transferred Companies to afford Buyer and its officers, employees and representatives and advisors reasonable access upon reasonable advance notice at reasonable times during normal business hours to all of the Subject Companies' properties, books, Contracts and records, and Seller will and will cause the Subject Companies to furnish Buyer and its officers, employees, representatives and advisors such information concerning the Subject Companies' business, properties, financial condition, operations and personnel as such Persons may

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from time to time reasonably request; provided, however, that any such investigation will be conducted in a manner that does not unreasonably interfere with the normal operations, customers and employee relations of any of the Subject Companies. After the Closing Date, Seller will provide Buyer and its officers, employees and representatives and advisors with such information that such Persons may reasonably request in order to prepare Transferred Companies' SAP Statements and to comply with regulatory requirements and requests solely to the extent such information is available or is not unreasonably burdensome for Seller to so obtain. In addition, subject to the immediately preceding proviso, before the Closing Date Seller and the Subject Companies shall instruct the Subject Companies' officers, employees, representatives and advisors to make themselves reasonably available during normal business hours upon reasonable notice to respond to any reasonable questions about the Subject Companies by Buyer and Buyer's officers, employees, representatives and advisors.
SECTION 4.3     Consents, Approvals and Filings.
(c)    Seller, each Subject Company and Buyer will each use their commercially reasonable best efforts and will cooperate fully with each other to (i) comply as promptly as practicable with all requirements of any Governmental Entity applicable to the transactions contemplated by this Agreement; (ii) obtain as promptly as practicable all Permits set forth in Section 4.3 of the Disclosure Schedule in connection with the consummation of the transactions contemplated by this Agreement ("Necessary Permits"); and (iii) obtain as promptly as practicable all consents or waivers of all third parties under Material Contracts necessary in connection with the consummation of the transactions contemplated by this Agreement. In connection therewith, Seller, the Subject Companies and Buyer will make and cause their respective Affiliates to make all formal filings and material supplements thereto required pursuant to applicable Requirements of Law (such formal filings and material supplements thereto, collectively, "Material Filings") as promptly as practicable (and in no event more than twenty (20) Business Days after the date of this Agreement) in order to facilitate the prompt consummation of the transactions contemplated by the Transaction Agreements and will promptly make, and will cause their respective Affiliates to promptly make, such Material Filings as such Governmental Entities may reasonably request, including (x) Buyer causing "Form A" or similar change of control applications to be filed in each jurisdiction where required by applicable Insurance Laws with respect to the transactions contemplated by the Transaction Agreements; and (y) if required by applicable Insurance Laws, Buyer causing "Form E" or similar market share notifications to be filed in each jurisdiction where required by applicable Insurance Laws. No Party will take or cause to be taken any action that it is aware or reasonably should be aware would have the effect of delaying, impairing or impeding the receipt of any such Permits.
(d)    Each Party will provide the other Party with true, correct and complete copies of all Material Filings at least three (3) Business Days in advance of the filing or submission thereof so that the other Party has a reasonable opportunity to review and comment thereon and, subject to applicable Law relating to the sharing of information, each Party will provide the other Party with true, correct and complete copies of all material correspondence, and a written summary of all material oral conversations, between such Party (and its Affiliates) on the one hand, and any Governmental Entity on the other hand and each Party, and will advise each other Party of all

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material communications with Governmental Entities concerning a Material Filing. No Party (or any of its Affiliates) may initiate an initial meeting with any Governmental Entity in advance of or in connection with any Material Filing without providing the other Parties with at least three (3) Business Days advance written notice of such contemplated meeting or communication. Each Party will use commercially reasonable best efforts to provide the other Parties with advance notice of any meetings or material communications with any Governmental Entity. Buyer will not be required to provide any other Party with information provided with Material Filings that Buyer reasonably deems to be proprietary or confidential in nature. To the extent permitted by applicable Law, each Party may request confidential treatment of Material Filings made by it. Notwithstanding anything to the contrary in this Agreement, none of Buyer, Seller, the Subject Companies and their respective Affiliates may be required to take any action under this Section 4.3 pursuant to, or otherwise agree to or accept, any Negative Conditions or Restrictions.
SECTION 4.4     Public Announcements. No Party or any Affiliate of such Party may issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of any of the Transaction Agreements or the transactions contemplated hereby and thereby without the prior written consent of the other Parties (which consent may not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Requirements of Law or applicable securities exchange rules, in which the case the Party (or such Party's Affiliate) required to publish such press release or public announcement will allow the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication.
SECTION 4.5     Litigation Support. For a period of five (5) years following the Closing Date, if any Party actively is contesting or defending against any Action in connection with (a) any transaction contemplated under any Transaction Agreement; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving a Subject Company; the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7.1); provided that so long as the action does not involve a claim for which Seller or the Subject Companies would have indemnification obligations to the Buyer Parties hereunder, the Buyer shall provide a reasonable per diem to Seller for the provision of assistance under this Section 4.5.
SECTION 4.6     Subsequent Statutory Statements. The Subject Companies shall commence preparation of and, consistent with past practice and on a timely basis, if required prior to the Closing Date, file with or submit to (as applicable) the New York Department of Insurance and any other insurance department or other Governmental Entity with which Global Liberty or a Subject Company is required to make such filings or submissions, and promptly deliver to Buyer, true, correct and complete copies of, the Quarterly Statutory Statement for Global Liberty or a Subject Company, for September 30, 2014 and each subsequent quarter and year ended prior to the Closing Date; provided, that all such Statutory Statements will (a) be prepared in all material respects in accordance with SAP, which preparation will not have involved the use of any material practices

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permitted rather than prescribed by (as applicable) the New York Department of Insurance; (b) be prepared in all material respects in accordance with the books and records of the Subject Company; (c) present fairly in all material respects the statutory financial position of the Subject Company at the respective date thereof and the statutory results of operations and cash flows of the Subject Company for the respective periods then ended, in conformity with SAP consistently applied, subject to normal recurring year-end adjustments; (d) comply in all material respects with applicable Requirements of Law; and (e) be filed with or submitted to (as applicable) the New York Department of Insurance and any other insurance department or other Governmental Entity with which the Subject Company is required to make such filings or submissions, in a timely manner on forms prescribed or permitted by the applicable Governmental Entity.
SECTION 4.7     Acquisition Proposal. After the Date of this Agreement until the Termination Date, neither Seller nor any Affiliate of Seller (including the Subject Companies) will itself, nor will Seller or any Affiliate of Seller (including the Subject Companies) authorize or permit any equityholder, partner, manager, officer, director or employee of, or any investment banker, attorney, accountant or other representative or advisor of Seller or any Affiliate of Seller (including the Subject Companies) to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal; or (b) participate in any negotiations or any material discussions regarding, or furnish to any Person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, Seller will (i) cease and terminate, and will cause its Affiliates (including the Subject Companies) to cease and terminate, any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any possible Acquisition Proposal and (ii) instruct their and their Affiliates' equityholders, partners, members, officers, directors, employees, investment bankers, attorneys, accountants and any other representatives and advisors to cease and terminate any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any possible Acquisition Proposal.
SECTION 4.8     Intercompany Accounts; Affiliate Agreements. Other than as set forth in Section 4.8 of the Disclosure Schedule, (a) the Subject Companies will cause all accounts receivable or payable (whether or not currently due or payable) under each Affiliate Agreement to be settled in full (without any premium or penalty) at or prior to the Closing and (b) the Subject Companies' participation in all Affiliate Agreements will, in each case, be terminated and discharged without any further liability or obligation to the Subject Companies thereunder (or any premium or penalty) effective at the Closing and upon terms and pursuant to instruments reasonably satisfactory to Buyer.
SECTION 4.9     Termination of Signing and Withdrawal Powers. At least five (5) Business Days prior to the Closing Date, the Seller will cause the Transferred Companies to deliver written notification to any financial institution which maintains, on behalf of Subject Companies, any account or safe deposit box listed in Section 3.1(u) of the Disclosure Schedule notifying each such financial institution that the signing or withdrawal powers or other authority of all Persons with respect to such accounts and safe deposit boxes are revoked immediately upon receipt by such financial institution of a further written notice on the Closing Date.

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SECTION 4.10     Obligations of Affiliates. Seller agrees that in each instance where its Affiliates are obligated to act or refrain from acting under this Agreement during the period prior to the Closing, Seller shall use his commercially reasonable efforts to cause such Affiliate to so act or refrain from acting.
SECTION 4.11     Notification of Certain Matters. Seller, on the one hand, and Buyer, on the other hand, will give prompt notice to each other of (a) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time after the Date of this Agreement, up to and including the Closing and (b) any failure on its part to comply with or satisfy any covenant, condition or obligation to be complied with or satisfied by it under this Agreement; provided, that no such disclosure pursuant to clause (a) or (b) will be deemed to amend or supplement the Disclosure Schedule or to otherwise prevent or cure any misrepresentation, breach of warranty, or breach of covenant or obligation.
SECTION 4.12     Confidentiality; Covenant Not to Compete; Non‑Solicitation.
(a)    Confidentiality. From and for a period of sixty (60) months after the Closing, Seller (plus, prior to Closing, the Subject Companies), on the one hand, and Buyer and its Affiliates (including the Subject Companies after Closing), on the other hand, will, and will cause their respective representatives to, maintain in confidence any written, oral or other information relating to or obtained from the other Party or his Affiliates, except that the foregoing requirements of this Section 4.12(a) will not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer's confidential information, as a result of disclosure by Seller or its Affiliates or any of their respective representatives and (B) in the case of Subject Companies’ and/or Seller's confidential information, as a result of disclosure by Buyer or any of its respective Affiliates, or any of their respective representatives, (ii) any such information is required by applicable Law, Order or a Governmental Entity to be disclosed on a non-confidential basis after prior notice has been given to the other parties (including any report, statement, testimony or other submission to such Governmental Entity), (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, investigation or administrative proceeding), or (iv) any such information was or becomes available to such party on a non‑confidential basis and from a source (other than a party to this Agreement or any Affiliate or representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto will instruct its Affiliates and representatives having access to such information of such obligation of confidentiality.
(b)    Covenant Not to Compete. From the date hereof through the date that is sixty (60) months following the Closing Date, neither Seller nor its Affiliates may directly or indirectly as a partner, joint venturer, employer, consultant, shareholder, principal, manager, agent or otherwise, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, limited liability company or partnership form or otherwise, which in any way engages in the Restricted Business in North America; provided,

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that the foregoing will not in any way prohibit Seller or his Affiliates from being a passive owner of less than 5% of the outstanding securities of any publicly traded company engaged in the Restricted Business (or any portion thereof).
(c)    Non‑Solicitation. From the Closing Date through the date that is sixty (60) months following the Closing Date, neither Seller nor its Affiliates may directly or indirectly (i) employ or solicit any employee of the Subject Companies in any capacity whatsoever or (ii) contract with or solicit any customer of the business of the Subject Companies without the express written consent of Buyer; provided, that the foregoing limitations do not prohibit (x) general, non‑targeted solicitations of individuals or customers or solicitations of customers or any solicitation unrelated to the business of the Subject Companies and (y) the co-employment of certain individuals performing services for the licensor under the Software Licensing Agreement.
In the event the covenants in this Section 4.12 are in any way found unenforceable or invalid or are in any way limited or reformed, such other covenants will not be affected thereby, and in the event any such other covenant is in any way found unenforceable or invalid or is in any way limited or reformed, the other covenants in this Section 4.12 will not be affected thereby.
SECTION 4.13     Parent Preferred Stock.
(a)    Buyer and Parent agree to use their commercially reasonable best efforts to cause the dividends on the Parent Preferred Stock held by Seller to be paid in cash each year to the extent possible (rather than to accrue and compound and rather than be paid in additional shares of Parent Preferred Stock) and, in connection therewith, each of Buyer and Parent shall not enter into (and shall cause all of its controlled Affiliates not to enter into) any Contract (or amend an existing Contract) or amend any Constituent Document in a manner which limits such ability, limits the ability to redeem the Parent Preferred Stock when due, or limits distributions to the Buyer or Parent to fund such cash dividends. Further, prior to the issuance of the underlying common stock, Parent shall register such common stock and cause it to be freely transferable. To the extent applicable, Buyer agrees to use its reasonable best efforts to cause Parent to comply with the terms of this Section 4.13 and to otherwise satisfy Parent’s obligations under this Section 4.13.
(b)     Buyer hereby unconditionally guarantees they payment of the Put Payment or the Redemption Payment (as the case may be) when due. To the extent the Seller is entitled to exercise the Optional Put, Parent and Buyer agree to not take any position contrary to the Preferred Entitlements as provided by this Agreement.
SECTION 4.14     Indemnification of Officers, Directors and Others. All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the Transaction Agreements and the transactions contemplated thereby) in favor of the current or former directors, managers, officers or employees of the Subject Companies and/or any of their respective subsidiaries, as provided in the articles of organization, the articles of incorporation, the bylaws or any indemnification agreements of any of the Subject Companies or any of its subsidiaries and pursuant to applicable Law shall survive the Closing and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms; provided, however, the

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provisions hereof shall not apply to any claim (and solely with respect to such claim) the existence of or basis for which contravenes any representations or warranties of the Subject Companies set forth in the Transaction Agreements, or for which Buyer is indemnified pursuant to Sections 7.1(a).

SECTION 4.15     Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees to the Seller and Subject Companies the full and punctual performance of and compliance with all covenants, agreements and other obligations (including, without limitation, all payment obligations) of Buyer, now or hereafter existing, under this Agreement.  The guaranty set forth in this Section 4.15 is an absolute, present, primary and continuing guaranty of performance, payment and compliance. The Guarantor hereby waives any and all defenses to enforcement of the guaranty set forth in this Section 4.15, now existing or hereafter arising, which may be available to guarantors, sureties and other secondary parties at law or in equity.

SECTION 4.16      TD Financing. Effective as of the Closing Date, Buyer and Parent shall have refinanced (or issued a replacement for Seller’s guarantee of) the TD Financing and arranged (with PPF) for the satisfaction of the Closing Condition set forth in Section 5.2(e).

ARTICLE V

CONDITIONS PRECEDENT
SECTION 5.1     Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase and sale of the Company Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Buyer of the following conditions:
(c)    Representations and Warranties. The representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, except (x) the representations and warranties contained in Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.1(b) (Capital Structure), Section 3.1(c) (Non‑Contravention; Consents), and Section 3.1(f) (Rights to the Company Shares) will be true and correct in all respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, (y) to the extent that any other representations and warranties of Seller are qualified by the term "material" or "Seller Material Adverse Effect", in which case such representations and warranties (as so written, including the term "material" or "Material") will be true and correct in all respects at and as of the Closing, and (z) to the extent such representations and warranties speak as an earlier (or other) date, in which case they shall be true and correct as of such other date; and Buyer will have received a certificate signed by an executive officer of Subject Companies to the effect set forth in this Section 5.1(a).
(d)    Performance of Covenants and Obligations of Seller and Subject Companies. Each of the Seller and each Subject Company will have performed and complied with all of his/its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material" or "Seller Material Adverse Effect", in which case such applicable Person will have performed and complied with all of such covenants (as so written,

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including the term "material" or "Material") in all respects through the Closing; and Buyer will have received certificates signed by the Seller to the effect set forth in this Section 5.1(b).
(e)    Third Party Approvals. All (i) Necessary Permits and all approvals or authorizations from all Governmental Entities required of Seller and the Subject Companies set forth in Section 5.1(c) of the Disclosure Schedule; (ii) Necessary Permits and all approvals or authorizations from all Governmental Entities required of Buyer set forth in Section 5.2(c) of the Disclosure Schedule; and (iii) approvals or authorizations from Persons (other than Governmental Entities) in respect of Material Contracts set forth in Section 5.1(c) of the Disclosure Schedule required of Seller and the Subject Companies will, in each case, have been duly obtained by Seller, the Subject Companies and Buyer, respectively, and will be in full force and effect; provided, that such Necessary Permits and any such approvals or permits from Governmental Entities will not be subject to any Negative Conditions or Restrictions.
(f)    No Actions. No Action will be pending or threatened before (or that is reasonably expected to come before) any Governmental Entity wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by any Transaction Agreement; (ii) cause any of the transactions contemplated by any Transaction Agreement to be rescinded following the Closing; (iii) adversely affect the right of Buyer to own the Company Shares; or (iv) materially and adversely affect the right of the Subject Companies to own their properties and assets and to operate their businesses (and no such Order will be in effect); and Buyer will have received a certificate signed by an executive officer of the Subject Companies to the effect set forth in this Section 5.1(d).
(g)    Delivery of Documents. Seller will have delivered, or caused to be delivered, to Buyer each of the deliverables specified in Section 2.5(a).
(h)    Preferred Shareholder Requirements. Seller will have made reasonable best efforts to provide to Buyer the necessary "know your customer" documents (as required by applicable Laws of the Cayman Islands) in order for Seller to become a holder of Parent Preferred Stock.
(i)    No Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred (and no event or circumstance which is reasonably likely to result in a Seller Material Adverse Effect shall have occurred).
SECTION 5.2     Conditions to Obligations of Seller. The obligations of Seller to effect the purchase and sale of the Company Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Seller of the following conditions:
(e)    Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct in all material respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, except (x) to the extent that such representations and warranties are qualified by the term "material" or "Buyer Material Adverse Effect", in which case such representations and warranties (as so written, including the term "material" or "Material") will be true and correct in all respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing and (y) to the extent such

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representations and warranties speak as an earlier (or other) date, in which case they shall be true and correct as at such date, and Seller will have received a certificate signed on behalf of the Buyer Parties by an executive officer of each of Buyer and Parent to the effect set forth in this Section 5.2(a).
(f)    Performance of Covenants and Obligations of Buyer. Buyer will have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing, except to the extent that such covenants and obligations are qualified by the term "material" or "Buyer Material Adverse Effect", in which case Buyer will have performed and complied with all of such covenants and obligations (as so written, including the term "material" or "Material") in all respects through the Closing; and Seller will have received a certificate signed by an executive officer of Buyer to the effect set forth in this Section 5.2(b).
(g)    Regulatory Approvals. All Necessary Permits and all approvals or authorizations from all Governmental Entities required of the Buyer Parties set forth in Section 5.2(c) of the Disclosure Schedule will have been duly obtained by the Buyer Parties and will be in full force and effect.
(h)    No Buyer Material Adverse Effect. No Buyer Material Adverse effect shall have occurred (and no event or circumstance which is reasonably likely to result in a Buyer Material Adverse Effect shall have occurred);
(i)    Termination of TD Facility. The Seller shall have received a payoff letter and termination from TD Bank N.A. of PPF’s existing credit facility (including the Seller’s guaranty of such indebtedness) evidenced by that Certain Revolving Credit Note dated February 23, 2009 in the stated principal amount of $2,000,000 (as thereafter increased to $3,000,000), as amended thereafter (the “TD Financing”). Such release shall be in customary form and in substance reasonably satisfactory to Seller. In lieu of such satisfaction payoff letter and termination, at Buyer’s election, Seller shall have received a satisfaction and discharge of Seller’s guaranty of the TD Financing in customary form and in substance reasonable satisfactory to Seller.
(j)    Delivery of Documents. Buyer Parties will have delivered, or caused to be delivered, to Seller each of the deliverables specified in Section 2.5(b).
ARTICLE VI

SURVIVAL
All representations and warranties contained in this Agreement will survive Closing solely for purposes of Section 7.1(a) and (b) and will terminate and expire at the close of business on the date that is the first to occur of (x) eighteen (18) months after the Closing Date, and (y) the first to occur of (1) the delivery of Global Liberty's SAP financials for the year ending December 31, 2015 and (2) Parent's GAAP financial statements for December 31, 2015, except (a) for those representations and warranties contained in Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.1(b) (Capital Structure), Section 3.1(f) (Rights to Company Shares) and Section 3.2(a) (Organization, Standing and Corporate Power) and, Section 3.2(b) (Preferred Stock),

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which will survive for ten (10) years after the Closing Date and the representations and warranties contained in Section 3.1(c) (Non‑Contravention; Consents) Section 3.1(o) (Brokers), Section 3.2(c) (Non‑Contravention; Consents) and Section 3.2(d) (Brokers) which will survive for five (5) years after the closing date (collectively, the "Special Representations"); and (b) for those representations and warranties in Section 3.1(g) (Employees; Labor Matters), Section 3.1(h) (Benefit Plans), Section 3.1(j) (Taxes), Section 3.2(b) (Preferred Stock), Section 3.2(e) (Buyer’s SEC Reports) (collectively, the "Extended Representations"), which will survive until the earlier of (i) ninety (90) days past the expiration of the applicable statute of limitations for actions against the Party with respect to matters addressed in those Extended Representations and (ii) the date that is ten (10) years after the Closing Date. All covenants and obligations contained in this Agreement will survive only until the Closing, unless such covenant provides for such obligations to continue after the Closing, and then only for the time specified therein. As used herein, "survive" solely means that a Party can continue to make claims for representations, warranties or covenants that were in breach on the Closing Date (or, if different, the end time specified for such covenant), and does not mean that such representation, warranty, or covenant continues to be made as to periods after the Closing Date (or the applicable end period for a covenant, for covenants that specifically extend after the Closing Date).
ARTICLE VII

INDEMNIFICATION
SECTION 7.1     Obligation to Indemnify.
(a)    Subject to the limitations set forth in this Article VII (including Section 7.6), and the expiration of representations and warranties as provided in Article VI, Seller agrees to indemnify and hold harmless the Buyer Parties, its Affiliates (including, post‑Closing, the Company), and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns (collectively, "Buyer Indemnified Parties") from, against and in respect of any damages, losses, charges, liabilities, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, and reasonable out of pocket disbursements) ("Losses") imposed on, sustained, or incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of Third Party Claims, claims between Seller, on the one hand, and Buyer, on the other hand, or otherwise, directly or indirectly resulting from, in connection with or arising out of:
(xii)    the inaccuracy or any breach of the representations and warranties of Seller contained in this Agreement or in any other Transaction Agreement delivered by or on behalf of such Persons at the Closing; it being understood that for purposes of this Section 7.1(a), any qualifications relating to materiality, including the term "Seller Material Adverse Effect", contained in any such representation or warranty will be disregarded for purposes of determining whether such representation or warranty was breached or was inaccurate;
(xiii)    any breach or failure by such Person to perform any of its covenants or obligations contained in this Agreement or any Transaction Agreement; and

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(xiv)    any Taxes for which Seller or a Subject Company is responsible in accordance with Article VIII; and/or (iv) liabilities and obligations of the nature and type specified in Section 4.8;
(b)    The rights of the Buyer Indemnified Parties to indemnification under Section 7.1(a) will be subject to the expiration of Seller’s and Subject Companies’ representations and warranties as provided in Article VI and the following:
(i)    If the amount of any Loss suffered or incurred by a Buyer Indemnified Party, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any reasonable costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Buyer Indemnified Party to Seller that has made any such indemnity payment. Buyer Indemnified Parties will use commercially reasonable efforts to recover from insurance policies or other applicable sources of recovery the maximum portion of any Losses of such Buyer Indemnified Party. Upon making any indemnity payment, Seller will, to the extent of such indemnity payment made by it, be subrogated to all rights of the Buyer Indemnified Party against any third party in respect of the indemnifiable Losses to which the indemnity payment relates; provided, however, that until the Buyer Indemnified Party recovers full payment of its indemnifiable Losses, any and all claims of Seller against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Buyer Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Buyer Indemnified Party and Seller will duly execute upon request all instruments reasonably necessary to evidence and perfect the above‑described subrogation and subordination rights.
(ii)    Except as set forth in Section 7.1(b)(iv) (and subject to the other applicable limitations contained in this Section 7.1), the Buyer Indemnified Parties will be entitled to indemnification under Section 7.1(a)(i) only to the extent that the aggregate amount of Losses exceed on a cumulative basis Two Hundred Fifty Thousand Dollars ($250,000) (the "Indemnification Basket"), after which point Seller will be obligated to indemnify Buyer Indemnified Parties from and against all further Losses in excess of the Indemnification Basket.
(iii)    Except as set forth in Section 7.1(b)(iv), the maximum amount for which Seller will be liable in the aggregate under Section 7.1(a)(i) will not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Indemnification Cap").
(iv)    Notwithstanding Sections 7.1(b)(ii), 7.1(b)(iii) and 7.1(c), (A) Losses in connection with or arising out of any breaches or inaccuracies of any of the Special Representations or any of the representations contained in Section 3.1(j) (Taxes) and Buyer’s representations and warranties under Section 3.2(e) (Buyer’s SEC Reports) and Section 3.2(f) (Buyer Financial Wherewithal) will not be subject to the Indemnification Cap but will instead be capped (when combined with all other Losses) at an aggregate amount equal to the total amount of the Purchase Price and (B) Losses in connection with or arising out of any breaches or inaccuracies of any Special Representations or any of the representations contained in Section 3.1(j) (Taxes) and

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Buyer’s representations and warranties under Section 3.2(e) (Buyer’s SEC Reports) and Section 3.2(f) (Buyer Financial Wherewithal) will not be subject to the Indemnification Basket.
(v)    The Parties shall cooperate with each other to resolve any claim or liability with respect to which one Party is obligated to indemnify another Party hereunder, including by making commercially reasonable efforts to or resolve any such claim, liability or Losses. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an indemnifiable claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement. In the event that any Party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Parties shall not be required to indemnify any Person for any indemnifiable Losses that could reasonably be excepted to have been avoided if such failing Party had made such efforts.
(vi)    Anything else to the contrary notwithstanding, the indemnification obligations of the Seller Indemnifying Parties hereunder with respect to particular Losses shall not apply (and the amount of such Losses shall not be counted for purposes of the Indemnity Basket and the Indemnity Cap) solely to the extent such Losses result (1) in a downward adjustment of the Purchase Price pursuant to Section 2.2(c) (Adjustments to Purchase Price), (2) Buyer’s cancellation of shares of Parent Preferred Stock or offset against Performance Payments in accordance with Section 2.3 (Other Post-Closing Adjustments) or Section 2.2(f) (Performance Payments), respectively, or (3) a Tax indemnification payment pursuant to Article VIII.
(vii)    no Losses shall be deemed to exist which arise or result solely from any change in Law after the Closing Date.
(viii)    The amount of any Losses shall be (y) increased for any Tax accrued or payable by a Subject Company upon recovery of such Losses to the extent applicable (“Actual Tax Cost”) and (z) reduced for any reduction of Taxes realized by a Subject Company (when Losses occur or subsequently) on account of such Losses (“Actual Tax Savings”). For purposes hereof, Actual Tax Savings shall be equal to the excess, if any, of the Actual Tax Benefit Amount over the Actual Tax Detriment Amount; and the amount of the Actual Tax Cost shall be equal to the excess, if any, of the Actual Tax Detriment Amount over the Actual Tax Benefit Amount, each as defined below and each of which shall be calculated taking into account only those items of Tax savings realized or Tax liabilities incurred by the Subject Company in the taxable year in which the indemnification payment is made (or, in the case of an Actual Tax Benefit, if applicable, a preceding Tax year in which the indemnified Loss was claimed as a deduction for income Tax purposes) taking into account all of such Subject Company’s Tax attributes for the period or periods in question. For purposes hereof, (A) the “Actual Tax Benefit Amount” shall equal the actual amount of any reduction of a Subject Company’s income Tax liability for the taxable year in which the indemnification payment is made (or, if applicable, a preceding tax year in which the indemnified Losses were claimed as a deduction for income Tax purposes), which reduction would not have been realized but for the occurrence of the event in respect of which the indemnification payment is made or the receipt of the indemnification payment. The “Actual Tax Detriment Amount” shall

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equal the actual amount of any increase in the Subject Company’s income Tax liability for the taxable year in which the indemnification payment is made, which increase would not have been realized but for the occurrence of the event in respect of which the indemnification payment is made or the receipt of the indemnification payment. The Parties agree that any determination made under this Section 7.1(b)(viii) shall be made in good faith by Buyer, which shall provide the Indemnifying Party with its calculation of the Actual Tax Savings or Actual Tax Cost in writing. The Parties shall attempt to resolve any dispute over such determination in good faith and if such dispute cannot be resolved within thirty (30) days after the date either Party raises the issue, the matter may be submitted to the Independent Expert (who, for this purpose need not have actuarial expertise if the subject dispute does not involve loss reserves of Global Liberty).
(ix)    Anything else to the contrary notwithstanding, Seller shall not be liable to any Buyer Indemnified Party under or in connection with this Agreement, for any Consequential Damages, remote, speculative or punitive damages other than any punitive damages to the extent paid by an Indemnified Party to a Third Party pursuant to a Third Party Claim or for any damages calculated on the basis of multiple of earnings, or profits or return on investment.
(x)    The remedies provided to the Buyer Indemnified Parties and to Seller Indemnified Parties, respectively, in this Article VII, and with respect to Tax in Article VII, shall be the sole and exclusive remedies of such Persons (other than with respect to a claim for fraud, or for specific performance or any other equitable remedy as provided in Section 10.7) and shall preclude assertion by any Buyer Indemnified Party or Seller Indemnified Party, as applicable, of any other rights or the seeking of any and all other remedies against the Seller Indemnifying Parties or Buyer, as applicable, for claims based on any breach of this Agreement and/or any other Transaction Agreement or the transactions contemplated hereby and thereby (including any violation or breach by a Seller, a Subject Company or Buyer Party of any representation, warranty, covenant, or agreement of such Person hereunder or under any other Transaction Agreement). In furtherance of the foregoing (and except as otherwise provided in Section 9.2), each Party hereby waives, on its own behalf and on behalf of each of its Affiliates, to the fullest extent permitted under applicable Law, all other rights, claims, and causes of action of any kind, nature or description whatsoever that the or it may have for the recovery of such money damages or other Losses against the Indemnifying Party (as defined in Section 7.2(a)) or any of it respective Affiliates. In no event shall the mere breach of a representation or warranty be used as evidence of or be deemed to constitute bad faith, intentional misconduct or fraud. Each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreements contained in this Section 7.1(b)(x).
(c)    Subject to the applicable limitations set forth in this Article VII, and the expiration of representations and warranties of Buyer as provided in Article VI, Buyer agrees to indemnify and hold harmless Seller and its Affiliates (excluding following the Closing, each Subject Company) and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns (collectively, "Seller Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, or incurred or suffered by any of Seller Indemnified Parties, whether in respect of Third Party Claims, claims between Seller, on the one hand, and Buyer, on the other hand, or otherwise, directly or indirectly resulting from, in connection with or arising out of:

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(i)    the inaccuracy or any breach of the representations and warranties of Buyer contained in this Agreement or in any Transaction Agreement; it being understood that for purposes of this Section 7.1(c), any qualifications relating to materiality, including the term "Buyer Material Adverse Effect", contained in any such representation or warranty will be disregarded for purposes of determining whether such representation or warranty was breached or was inaccurate; and
(ii)    any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement or in any Transaction Agreement.
(d)    If the amount of any Losses suffered or incurred by a Seller Indemnified Party, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by Seller Indemnified Party to Buyer. Seller Indemnified Parties will use commercially reasonable efforts to recover from insurance policies or other applicable sources of recovery the maximum portion of any Losses of such Seller Indemnified Party. Upon making any indemnity payment, Buyer will, to the extent of such indemnity payment, be subrogated to all rights of Seller Indemnified Party against any third party in respect of the indemnifiable Losses to which the indemnity payment relates; provided, however, that until Seller Indemnified Party recovers full payment of its indemnifiable Losses, any and all claims of Buyer against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to Seller Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Seller Indemnified Party and Buyer will duly execute upon request all instruments reasonably necessary to evidence and perfect the above‑described subrogation and subordination rights.
SECTION 7.2     Indemnification Notice Procedures.
(a)    A Person (or group of Persons) entitled to indemnification pursuant to Section 7.1 (an "Indemnified Party"), including pursuant to any Third Party Claim which might give rise to indemnification pursuant to Section 7.1, will provide prompt written notice (the "Indemnification Notice") to the Party from whom indemnification is sought (the "Indemnifying Party") of any claim or demand that it may have pursuant to Section 7.1; provided, that in the event such Indemnification Notice relates to a Third Party Claim, the Indemnified Party will provide an Indemnification Notice to the Indemnifying Party with respect thereto within fifteen (15) days following such Indemnified Party's receipt of written notice of such Third Party Claim. Any delay in delivering an Indemnification Notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been materially prejudiced as a result of such delay. An Indemnification Notice will contain a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party and true, correct and complete copies of any correspondence, notices or pleadings (if a Third Party Claim); provided, that an Indemnification Notice need not state the amount of Losses that the Indemnified Party believes it has incurred or suffered relating to such claim.

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(b)    At any time after an Indemnified Party has delivered an Indemnification Notice, such Indemnified Party in his, her or its discretion may supplement or amend such Indemnification Notice by delivery of any correspondence, notice or other information relating to the claim covered by the original Indemnification Notice. In addition, at any time after an Indemnified Party has delivered a Indemnification Notice with respect to a claim other than a Third Party Claim, such Indemnified Party in its discretion may deliver a notice which attaches the original Indemnification Notice, sets forth a summary in reasonable detail of the facts underlying or relating to such claim to the extent then known by the Indemnified Party, includes a statement demanding indemnification from the Indemnified Party and includes a statement of the amount of Losses for which the Indemnified Party seeks indemnification at that time (a "Demand Notice"). The Indemnifying Party will have fifteen (15) Business Days from the date on which the Indemnified Party delivers a Demand Notice during which to notify the Indemnified Party in writing of any objections it has to the Indemnified Party's notice or claims for indemnification. If the Indemnifying Party does not deliver such written notice of objection to such Demand Notice within such fifteen (15) Business Day period, the Indemnifying Party will be deemed to have accepted the claim as set forth in the Demand Notice. If the Indemnifying Party accepts the claim as set forth in the Demand Notice, it will have fifteen (15) Business Days from the date of acceptance to pay such claim and if the Indemnifying Party rejects the claim, then, subject to Section 7.3 (Third Party Claims), the Indemnified Party will be entitled to initiate an Action to seek enforcement of its rights to indemnification under this Agreement. The Indemnifying Party will have no right to participate in or control any claim that is not a Third Party Claim.
SECTION 7.3     Third Party Claims.
(a)    The Indemnified Party agrees to give the Indemnifying Party notice in writing of the assertion of any claim or demand made by, or any other Action instituted by, any Person not a Party to this Agreement (a "Third Party Claim") in respect of which indemnity may be sought under Section 7.1 in accordance with the notice procedures set forth in Section 7.2; provided, however, that any delay in delivering any Indemnification Notice will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been materially prejudiced as a result of such delay. From and after the delivery of a Indemnification Notice with respect to a Third Party Claim, the Indemnified Party will deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party's receipt thereof, true, correct and complete copies of all material notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b)    (1)    With respect to a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so elects, to assume the defense thereof, unless such Third Party Claim is reasonably likely to materially and adversely affect the Indemnified Party and/or the Indemnified Party's Affiliates other than as a result of monetary Losses. Unless the Indemnified Party will have notified the Indemnifying Party of the existence of the condition set forth in the preceding sentence, the Indemnifying Party will have thirty (30) days (or such lesser number of days set forth in the Indemnification Notice as may be required by any Governmental Entity, any court or arbitration proceedings, or any regulatory inquiry or investigation) from receipt of the Indemnification Notice with respect to a Third Party Claim (the "Defense Notice Period")

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to notify the Indemnified Party of its election to assume the defense of such Third Party Claim. All Losses incurred by the Indemnified Party prior to any assumption by the Indemnifying Party of the defense of a Third Party Claim will be reimbursed by the Indemnifying Party to the extent the Indemnifying Party is required to indemnify and hold harmless the Indemnified Party from, against and in respect of Losses incurred or suffered by the Indemnified Party to the extent arising from such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Defense Notice Period that it elects to defend such Third Party Claim, it will have the right to so defend at its expense, with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party will have the right, but not the obligation, to participate in the defense thereof, including the opportunity to participate in any discussions or correspondence with any Governmental Entity, and to employ counsel separate from the counsel employed by the Indemnifying Party. The Indemnified Party will participate in any such defense at its own expense unless (A) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and a Governmental Entity, arbitrator or arbitration panel, as applicable, with jurisdiction over the proceedings at issue will have determined that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof or (B) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, and in the case of (A) or (B), all such expenses incurred by the Indemnified Party in connection with such participation will be borne by the Indemnifying Party. Each Party will reasonably cooperate in the defense or prosecution of a Third Party Claim. Such cooperation will include the retention and, upon the Indemnifying Party's request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(iii)    In the event the Indemnifying Party (x) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise; (y) is not entitled to defend the Third Party Claim as a result of the Indemnified Party's election to defend the Third Party Claim as provided in Section 7.3(b)(i); or (z) after assuming the defense of a Third Party Claim, fails to conduct the defense of such Third Party Claim in a reasonably diligent manner within twenty (20) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party will have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party's right to indemnification for such Third Party Claim will not be adversely affected by assuming the defense of such Third Party Claim.
(iv)    Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent may not be unreasonably withheld or delayed), and the Indemnifying Party may not consent to the entry of judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party

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Claim without the Indemnified Party's prior written consent unless (A) there is no finding or admission of any violation of applicable Requirements of Law and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates; (B) there is no imposition of an Order that could restrict the future activity of the Indemnified Party or its Affiliates; and (C) the sole relief provided is monetary damages that are concurrently paid in full by the Indemnifying Party and a full and complete release is provided to the Indemnified Party and its Affiliates.
SECTION 7.4     Indemnification Survival. The indemnities provided in this Agreement will survive the Closing; provided, however, that the indemnities provided under Section 7.1(a)(i) and Section 7.1(b)(i) will terminate when the applicable representation or warranty terminates pursuant to Article VI, except as to any item as to which the Indemnified Party will have, before the expiration of the applicable period, previously delivered an Indemnification Notice satisfying the content requirements of Section 7.2(a). For the avoidance of doubt, the delivery by the Indemnified Party of one or more supplements or amendments to an Indemnification Notice or of a Demand Notice as contemplated by Section 7.2(b) will not be (a) deemed the delivery of a new Indemnification Notice or the revocation of the original Indemnification Notice for purposes of this Section 7.4; and (b) will not alter or undermine the timeliness of the original Indemnification Notice for purposes of Section 7.2(a).
SECTION 7.5     Indemnification Payments; Characterization. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII or Article VIII will be (a) made by wire transfer of immediately available funds to an account designated in writing by the relevant indemnified party and (b) treated as adjustments to the Purchase Price for Tax purposes to the extent such characterization is proper and permissible under applicable Requirements of Law.
SECTION 7.6     Indemnification in the Event No Closing Occurs. Notwithstanding anything else to the contrary in this Article VII, prior to the Closing, the Buyer Indemnified Parties may seek recovery only (A) from the Subject Companies, jointly and severally, but only for claims arising out of breaches by (1) any of the Subject Companies of such Subject Company’s respective covenants as provided in this Agreement or (2) by the Seller of any of his representations and warranties made to the extent such subject representation or warranty directly relates to a Subject Company’s business, operations, assets or financial condition (a “Company-Related Representation and Warranty”) or (B) from Seller but only for claims arising out of a breach by Seller of (1) Seller’s covenants under this Agreement or (2) Seller’s representations and warranties in this Agreement other than any Company-Related Representation and Warranty.
ARTICLE VIII

TAX MATTERS
SECTION 8.1     Tax Indemnity.
(c)    Upon Closing, without duplication of indemnifiable Losses under Section 7.1, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against (i) any and all Taxes imposed on the Subject Companies for any Pre-Closing Tax Years and (ii) any and

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all Taxes of any Person imposed on the Subject Companies as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Effective Date. Upon the Closing Date, the Buyer shall be liable for and shall indemnify and hold harmless the Seller from and against (i) any and all Taxes imposed on the Subject Companies for any Taxes imposed on the Subject Companies for any Post‑Closing Tax Years; and (ii) any and all Taxes of any Person imposed on the Subject Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring after the Effective Date.
(d)    For purposes of determining the liability of Seller and Buyer pursuant to Section 8.1(a) with respect to Taxes (other than Transfer Taxes) that are payable for a taxable period that begins before the Effective Date and ends after the Effective Date (a "Straddle Period"), the portion of any such Tax that is allocable to the Pre‑Closing Tax Years will be in the case of (i) Taxes imposed on a periodic basis or otherwise measured by the level of any item deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Effective Date and the denominator of which is the number of calendar days in the entire period irrespective of the lien or assessment date of such Taxes; (ii) Taxes imposed on or measured by income, gross receipts, wages, profits, use, payroll, or expenses or imposed on sales, assignments or any other transfers of any property deemed equal to the amount which would be payable if the taxable year ended at the close of business on the Effective Date (based on an interim closing of the books as of the Effective Date); and (iii) Taxes imposed on the basis of premium deemed equal to the amount which would be payable on the basis of the amount of the premium written as of the Effective Date. The portion of any Tax not allocable to the Pre‑Closing Tax Years in accordance with the foregoing will be allocable to the Post‑Closing tax years.
(e)    Notwithstanding any other provision in this Agreement to the contrary, to the extent Seller or any Affiliate of Seller (other than the Subject Companies) has paid estimated Taxes that are attributable to the income, gain, business or activities of the Subject Companies and prior to the Closing Date Seller has not been reimbursed for such expenses and such estimated Taxes are actually applied to the Tax account of the Subject Companies, Seller's liability for Taxes pursuant to this Agreement will be reduced by the amount of such payments. In addition, Seller will not be liable for any Tax to the extent such Tax is reflected or reserved for on the Final Balance Sheet.
SECTION 8.2     Preparation and Filing of Tax Returns.
(a)    Seller shall prepare or cause to be prepared in a manner consistent with past practice, all Tax Returns with respect to the Subject Companies required to be filed by any of the Subject Companies for taxable years that end on or before the Effective Date. With respect to any Tax Return required to be filed or caused to be filed by the Subject Companies with respect to the Subject Companies pursuant to this Section 8.2(a), the Subject Companies will provide Buyer and its authorized representatives with a copy of such completed Tax Return and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return, together with appropriate supporting information and schedules at least ten (10) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Buyer and its authorized

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representatives will have the right to review and comment on such Tax Return. Seller shall make such revisions to such Tax Returns as reasonably requested by Buyer. Seller shall make all payments due with respect to any such Tax Return at least five (5) Business Days prior to the date on which such Tax Return is to be filed. Each such Tax Return shall be filed on a timely basis by the applicable Subject Company or Buyer. Buyer and its Affiliates (including after the Closing, the Subject Companies) shall not amend any previously filed Tax Returns for taxable years that end on or before the Effective Date that could increase an indemnity claim under this Agreement with respect to Taxes without the prior written consent of Seller.
(a)    Except as set forth at Section 8.2(a), Buyer will prepare or cause to be prepared, and file or cause to be filed on a timely basis all Tax Returns for the Subject Companies. Tax Returns for a Straddle Period will be prepared in a manner consistent with the Subject Companies' past practices, except to the extent otherwise required by applicable Law. Seller shall pay the liability for any Tax Return prepared pursuant to this Section 8.2(b) applying the principles of Section 8.1 above at least five (5) Business Days prior to the date on which such Tax Return is to be filed.
SECTION 8.3     Tax Refunds. Rights and benefits relating to all credits or refunds of Tax liabilities of the Subject Companies (including credits for overpayment of estimated Taxes) attributable solely to any Pre‑Closing Tax Years or a liability for Tax for which Seller has provided an indemnity under Section 7.1(b) to the extent that the aggregate amount of such Tax refunds exceeds the amount of such refunds included as assets/items in Book Value, as finally determined, will remain with and be for the benefit of Seller, and Buyer will pay to Seller the amount of any such Tax refund or credit against Taxes received by Buyer or by the Subject Companies (net of any Tax or other cost imposed on or incurred by Buyer with respect to the accrual or receipt of such refund). However, to the extent that a credit or a Tax refund of a Tax arising from or relating to any Pre‑Closing Tax Year is attributable to the carryback of a Post‑Closing Tax Year Tax attribute, such Tax refund or credit will be the property of Buyer.
SECTION 8.4     Tax Notice; Tax Controversies. Seller, on the one hand, and Buyer, on the other hand, will provide to each other notice within five (5) Business Days of receipt of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") in which a Taxing Authority makes or proposes to make a Tax adjustment to any Tax period with respect to a Subject Company which includes any period up to and including the Effective Date. Seller will control the conduct of any Tax Claim that: (i) could adversely affect the Taxes of Seller or any Affiliate thereof or (ii) could result in Seller being liable for any amount of Taxes or losses related thereto, either under the Law or pursuant to this Agreement (a "Seller Tax Claim"), but only to the extent that such Seller Tax Claim is severable from other Tax Claims which are not Seller Tax Claims. Buyer will control all other proceedings. With respect to any Tax Claim for a Pre-Closing Tax year, the Party not controlling the proceeding of such Tax Claim or its representative will (to the extent permitted by Law) have the right, at its expense, to participate in any such Tax Claim. The Parties agree that they will not settle, compromise or agree to any Tax adjustment which affects or could affect any other Party's Tax liability without the prior written consent of such other Party, which consent may not be unreasonably withheld, delayed or conditioned; provided, that Buyer will have the right to settle or

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compromise any such proceedings without the consent of Seller to the extent such settlement or compromise will not adversely affect the Tax liability of Seller or any Affiliate thereof (including the Subject Companies) for any period prior to the Effective Date. For the avoidance of doubt, in the event that any conflict arises between the provisions of this Section 8.4 and the provisions of Section 7.3, the provisions of this Section 8.4 shall govern.
SECTION 8.5     Cooperation and Controversies.
(a)    Seller, on the one hand, and Buyer, on the other hand, will reasonably cooperate, and will cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any Tax Claim, which cooperation will include but not be limited to (i) providing all relevant information that is available to Buyer, Seller and/or the Subject Companies, as the case may be, with respect to such Tax Claim; (ii) making personnel available at reasonable times; and (iii) preparation of responses to requests for information; provided, that the foregoing will be done in a manner so as to not unreasonably interfere with the conduct of business by Buyer, Seller or the Subject Companies, as the case may be. None of Seller or Buyer or the Subject Companies will dispose of any Tax Returns, Tax schedules, Tax work‑papers or any books or records (for any Tax period ended less than seven years ago) unless it first offers in writing to the other Parties the right to take possession of such materials at the sole expense of such Party or Parties that accept that offer, and if any other such Party fails to accept such offer within fifteen (15) Business Days of the offer being made or if an offer is accepted and the offeree fails to take possession within thirty (30) Business Days of the date on which the offer is made. Any information obtained under this Section 8.5 will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or with respect to any Tax Claim.
(b)    Buyer shall use its commercially reasonable efforts to cause the Subject Companies to prepare and provide to Seller a package of Tax information materials, including, without limitation, schedules and work papers of estimates (the "Tax Package") by March 1, 2015, or no later than 90 days after the Closing Date to enable Seller to prepare all Tax Returns required to be prepared by Seller pursuant to Section 8.2(a) and upon Seller's reasonable request, Buyer will provide to Seller any additional information that may be requested by Seller. The Tax Package will be prepared in good faith in a manner consistent with past practice.
SECTION 8.6     Transfer Taxes. Seller, on the one hand, and Buyer, on the other hand, will each be liable for and will hold the other harmless against one‑half of any Real Property transfer, sales, use, transfer, stock transfer, and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable as a result of the transactions contemplated by the Transaction Agreements (collectively, "Transfer Taxes"). Buyer or Seller, as appropriate, will execute and deliver all instruments and certificates necessary to enable the other Party to comply with any filing requirements relating to any such Transfer Taxes.

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ARTICLE IX

TERMINATION PRIOR TO THE CLOSING
SECTION 9.1     Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(b)    by Seller or Buyer in writing, if any Order will have been issued and will have become final and nonappealable, or if any statute will have been enacted, or if any rule or regulation will have been promulgated by any Governmental Entity, that prohibits or restrains such Parties or Party from consummating the transactions contemplated by this Agreement as long as the Parties or Party seeking to terminate this Agreement pursuant to this Section 9.1(a) will have used commercially reasonable best efforts to cure such condition;
(c)    by Seller or Buyer in writing, if the Closing has not occurred on or prior to March 3, 2015 (the "Termination Date"); provided that the Termination Date shall be extended to March 15, 2015 if all conditions to Closing have been satisfied other than New York Section 1506 Application for Acquisition of Control of a Domestic Insurer approval; provided, further, that the right to terminate this Agreement under this Section 9.1(b) will not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.
(d)    by Seller or Buyer, if there will have been a breach by Buyer or Seller, respectively, of any of their respective representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Section 5.1 or Section 5.2, where such breach is incapable of being cured or, if capable of being cured, will have been cured on or prior to the earlier of (x) the Termination Date and (y) the thirtieth (30th) calendar day following receipt of written notice thereof by the Party alleged to be in breach; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to a Party who breached this Agreement where such breach resulted in the failure to satisfy any condition set forth in Section 5.1 or Section 5.2;
(e)    at any time prior to the Closing, by mutual written consent of Seller and Buyer; or
(e)    by Buyer, if the Estimated Initial Book Value is less than $17,2000,000.
SECTION 9.2     Effect of Termination; Survival. In the event of termination of this Agreement as provided in this Article IX:
(a)    this Agreement will forthwith become void and there will be no liability on the part of any Party except (i) under the provisions of Section 4.5, and this Section 9.2, and Article X, and any other Section of this Agreement which, by its express provisions, survives the termination of this Agreement, or the survival of which is necessary to fulfill the intended effect of any other Section which, by its express provisions, survive the termination of this Agreement, (ii) that nothing herein will relieve any Party from liability for any breach of this Agreement prior to its termination

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and (iii) under the terms of the Confidentiality Agreement which shall survive the execution, delivery, and (if applicable) termination of this Agreement; and
(b)    all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement will, to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made.
ARTICLE X
GENERAL PROVISIONS
SECTION 10.1     Fees and Expenses. Whether or not the Closing may occur, except as provided herein, each Party will pay such Party's own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby; provided, Seller shall also be solely responsible, jointly and severally, for all fees and expenses of the Subject Companies incident to preparing for, entering into and carrying out the Transaction Agreements and the transactions contemplated hereby and thereby including, without limitation, any legal, brokerage, advisory or other fees and any transaction bonuses arising as a result of the consummation of the transaction (whether or not such fees are paid contemporaneously with Closing or otherwise).
SECTION 10.2     Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered; (b) in the case of delivery by prepaid overnight courier with guaranteed next Business Day delivery, the Business Day designated for delivery by such courier; (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails; or (d) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal, and in each case will be addressed as follows (or at such other address or facsimile number for a Party as will be specified by like notice):
(a)    If to Buyer, to:

Atlas Financial Holdings, Inc. 150 Northwest Point Boulevard Elk Grove Village, IL 60007 Attn: Scott Wollney
with a copy, which will not constitute notice to Buyer, to: DLA Piper LLP (US) 203 N. LaSalle Street, Suite 1900 Chicago, Illinois 60601 Attn: David Mendelsohn Robert C. Davis

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(b)    If to Seller, to:

c/o Global Liberty Insurance Company 68 South Service Rd Melville, NY 11747 Attn: Hossni Elhelbawi (Personal & Confidential)
with a copy, which will not constitute notice to Seller, to: Jaspan Schlesinger LLP 300 Garden City Plaza, 5th Floor New York, New York 11530 Attn: Robert Londin
No party hereto may refuse service of any notice delivered hereunder. Notwithstanding anything to the contrary set forth herein, if the addressee/recipient rejects or otherwise refuses to accept the notice, or if the notice cannot be delivered because of a change in address for which no notice was given, then the notice will be effective upon the rejection, refusal, or inability to deliver.
In addition, following the Closing, (x) after each calendar month, Global Liberty shall furnish Seller with a copy of Global Liberty’s claims reports prepared in the Ordinary Course of Business (each, a “Claim Report”) in respect of each occurrence involving a claim or potential claim of more than $50,000 against a Global Liberty insurance policy (“Insurance Claim”) for the then ended month and (y) in the case that an Insurance Claim is being adjusted or handled on an expedited manner consistent with the Ordinary Course of Business, the Claim Report therefor shall be promptly furnished to Seller. With respect to such Insurance Claims, Global Liberty shall consult with Seller before the payment or settlement thereof it being understood that notwithstanding anything else to the contrary (1) Seller shall have no consent right over the handling of any Insurance Claim and (2) in exigent adjustment/settlement circumstances, the Company shall be excused from its obligation to promptly deliver a Claim Report for (and consult with Seller in respect of) such Insurance Claim to the extent such delivery or consultation would in the reasonable opinion of Global Liberty be adverse to Global Liberty’s handling of such Insurance Claim in the Ordinary Course of Business.
Further, Buyer shall use its commercially reasonable efforts to provide notice to Seller in the event Buyer retains an Actuary for the Subject Companies other than Allen Rosenbach.
Any information provided pursuant to this Section 10.2 will be subject to the confidentiality provisions of Section 4.12 above.
SECTION 10.3     Interpretation. This Agreement shall be governed by the following rules of interpretation: (a) when a reference is made in this Agreement to an Article, Section, Schedule, or Disclosure Schedule, such reference shall be to an Article of, a Section of, or a Schedule or Disclosure Schedule to, this Agreement unless otherwise indicated; (b) any fact or item disclosed in any section of the Disclosure Schedule shall be deemed disclosed in all other sections of the Disclosure Schedule to which such fact or item may apply where the relevance of such disclosure is reasonably apparent on the face of the disclosure; provided, that nothing in the Disclosure Schedule

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shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the subject disclosure is described in reasonable detail (it being understood that (i) the disclosures may include certain terms that are generally understood by Persons engaged in the industries in which the Transferred Companies conduct business and (ii) the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself)); (c) disclosure of any item in the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item could result in a Seller Material Adverse Effect or Buyer Material Adverse Effect; (d) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (e) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation;" (f) whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate; (g) references to "$" mean United States dollars; (h) in the event of a conflict between the terms of the Parent Preferred Stock in the Parent’s Constituent Documents and the Preferred Entitlements, the terms of this Agreement shall govern the Parties’ understanding (except with respect to the conversion ratio which shall be set forth in Exhibit D attached hereto); and (i) Seller’s Preferred Entitlements shall not be prejudiced by the issuance of the Parent Preferred Stock to Buyer and subsequent assignment or transfer to Seller of the Parent Preferred Stock after the Date of this Agreement.
SECTION 10.4     Entire Agreement; Third‑Party Beneficiaries.
(a)    This Agreement (including all exhibits and schedules hereto, and the Disclosure Schedule), together with the other Transaction Agreements (and the Confidentiality Agreement constitutes the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior agreements, (other than the Confidentiality Agreement) understandings, representations and warranties, both written and oral, between the Parties with respect to such subject matter.
(b)    Except as otherwise provided in Article VII or VIII as respects Indemnified Parties, the terms and provisions of this Agreement are intended solely for the benefit of the Parties, and their respective successors and assigns, and nothing in this Agreement is intended or will be construed to give any other Person any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any provision contained herein.
SECTION 10.5     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement will be interpreted and construed in accordance with the Laws of the State of New York, without regard to its conflict of laws principles that would require application of the Laws of a jurisdiction other than the State of New York. Except as provided in Section 2.2(c) and 2.3, the Parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any State or Federal Court sitting in the County of New York, Borough of Manhattan, State of New York (“NY Court”), over any Action arising out of or relating to this Agreement; (b) agree that service

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of any process, summons, notice or document by the means specified herein will be effective service of process for any Action brought against such Party in a NY Court (as applicable); (c) waive any objection to the laying of venue of any such Action brought in a NY Court (as applicable) has been brought in an inconvenient forum; and (d) agree that final judgment in any such Action in a NY Court (as applicable) will be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction the Party against whom enforcement is sought may be subject, by suit upon such judgment. Notwithstanding the foregoing, if the terms providing the governing law and jurisdiction for disputes under this Agreement and the terms providing the governing law and jurisdiction of the Parent Preferred Stock in the Parent’s Constituent Documents conflict in any way (other than in respect of the conversion ratio thereof which shall be governed by Exhibit D), Seller shall be free to elect among such governing law and jurisdiction in support of the enforcement of Seller’s Preferred Entitlements, and Buyer and Parent hereby agree not to argue (or take any position) to the contrary. If Seller deems necessary, Seller may enforce any terms or obligations in connection with the Parent Preferred Stock in the Cayman Islands; provided, however, that no litigation, claims or disputes against Seller solely with respect to the Closing Preferred Shares may be moved to the Cayman Islands without the prior written consent of Seller. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.
SECTION 10.6     Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party will be assigned, in whole or in part, by operation of law or otherwise by such Party without the prior written consent of the other Party, and any such assignment that is not consented to will be null and void; provided, however, that (a) Buyer may (i) assign any or all of its rights and interests hereunder (but excluding in respect of the Parent Preferred Stock and Performance Payments) to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (but excluding in respect of the Parent Preferred Stock and Performance Payments) (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder) and (b) (i) Seller’s right to receive payments under any Transaction Agreement may be assigned to his estate, heirs and/or legal representatives upon his death or disability and (ii) allow assignment of Parent Preferred Stock and Performance Payments to trusts, family limited partnerships, and/or family limited liability companies for estate planning purposes and pursuant to the laws of descent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
SECTION 10.7     Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof, including, without limitation, the breach of any covenant under Section 4.11, and that, prior to the termination of this Agreement pursuant to Section 9.1, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party or to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

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SECTION 10.8     Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Requirements of Law, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
SECTION 10.9     Amendment; Modification and Waiver. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
SECTION 10.10     Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party. Each counterpart may be delivered by facsimile transmission or e‑mail (as a .pdf, .tif or similar uneditable attachment), which transmission will be deemed delivery of an originally executed counterpart hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the Date of this Agreement.

SELLER:

______________________________
Hossni Elhelbawi

SUBJECT COMPANIES:

ANCHOR HOLDINGS GROUP, INC.

By:
Name:
Title:

ANCHOR GROUP MANAGEMENT INC.

By:
Name:
Title:

PLAINVIEW PREMIUM FINANCE COMPANY, INC.

By:
Name:
Title:

PLAINVIEW PREMIUM FINANCE COMPANY OF CALIFORNIA, INC.

By:
Name:
Title:

(Signature Page to Stock Purchase Agreement)

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GLOBAL LIBERTY INSURANCE COMPANY OF NEW YORK By: Name: Title: PARENT: ATLAS FINANCIAL HOLDINGS, INC. By: Name: Title: BUYER: AMERICAN INSURANCE ACQUISITION, INC. By: Name: Title:

(Signature Page to Stock Purchase Agreement)

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EXHIBIT A

PURCHASE PRICE CALCULATION AND PAYMENT METHODOLOGY

Exhibit A

		Section		Final Book Value
		Reference		Examples
Purchase Price per Agreement		2.2(a)	$25,000,000

Target Estimated Initial Book Value per Agreement		2.2(a)	$19,500,000

Estimated Initial Book Value per Pro-forma(1)(5)	Pro-forma GAAP Consolidated @ 12-31-14	2.2(a)	$19,190,330

Estimated Initial Book Value Difference		2.2(a)	$309,670

Purchase Price per Agreement less Estimated Initial Book Value Difference		2.2(a)	$24,690,330

Purchase Price Payment		2.2(b)
Cash Portion of Purchase Price (excluding Performance Payment)		2.2(b)	$20,690,330
Parent Preferred Stock Amount	4 million shares@ $1.00 per share	2.2(b)	$4,000,000
Positive BV Adjustment Escrow Amount		2.2(b)	$500,000

Consideration at Closing
Cash Payment to Seller	90% of Cash Payment	2.2(b)	$18,621,297
Holdback Amount	10% of Cash Payment	2.2(b)	$2,069,033
Parent Preferred Stock Amount		2.2(b)	$4,000,000
Positive BV Adjustment Escrow Amount		2.2(b)	$500,000

Post-Closing Adjustments to Purchase Price		2.2(c)

Final Book Value (3)(4)(5)	12-31-14 Audited Financial Statements (2)	2.2(c)(ii)	$19,190,330	$20,190,330	$19,690,330	$18,690,330	$18,190,330	$17,200,000
Difference from Estimated Initial Book Value				$1,000,000	$500,000	$(500,000)	$(1,000,000)	$(1,990,330)

Purchase Price Increase/(Decrease)				$1,140,000	$500,000	$(500,000)	$(1,140,000)	$(2,407,622)

Adjusted Purchase Price				$25,830,330	$25,190,330	$24,190,330	$23,550,330	$22,282,708

Settlement Date		2.2(d)
Holdback Amount Release from Escrow to Seller		2.2(d)	$2,069,033	$2,069,033	$2,069,033	$1,569,033	$929,033	$—
Positve BV Adjustment Escrow Amount Release from Escrow to Seller		2.2(d)		$500,000	$500,000	$—	$—	$—

Holdback Amount Release from Escrow to Buyer		2.2(d)				$500,000	$1,140,000	$2,069,033
Positve BV Adjustment Escrow Amount Release from Escrow to Buyer		2.2(d)	$500,000	$—	$—	$500,000	$500,000	$500,000

Additional Cash Payment to Seller (to Buyer)		2.2(e)		$640,000	$—	$—	$—	$(338,589)

(1) In the event Estimated Book Value is less than $17.2 million, Buyer has the right to terminate agreement.
(2) To be prepared within 75 days of Closing
(3) This example assumes Final Book Value is equal to Estimated Initial Book Value
(4) In the event that the Final Book Value on an aggregate basis exceeds (or is less than) the Initial Book Value by an absolute value of more than $500,000 ,the Purchase Price will be adjusted according to Section 2.2(e) of this Agreement

(5) Seller legal fees, seller investment banking fees and seller transaction success payments are not included in Book value computations and will be settled out of (or, to the extentpaid by Subject Companies prior to Closing, reimbursed from ) Seller proceeds.

EXHIBIT B

CONSULTING AGREEMENT

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into this [●] day of [●], 2015 by and between Hossni Elhelbawi (the “Consultant”) and Atlas Financial Holdings, Inc., a Cayman Islands Company (the “Client”).
RECITALS

WHEREAS, Consultant is in the business of advising enterprises that provide property and casualty insurance in the commercial automobile industry;

WHEREAS, Consultant and the Client are parties to that certain Stock Purchase Agreement, dated as of the date hereof, by and among Consultant, Anchor Holdings Group, Inc., a New York corporation, Anchor Group Management Inc., a New York corporation, Plainview Premium Finance Company, Inc., a Delaware corporation, Global Liberty Insurance Company of New York, Plainview Premium Finance Company of California, Inc., a California corporation, the Client, and American Insurance Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Client (the “SPA”);

WHEREAS, Consultant and the Client are executing this Agreement as a condition to the execution and delivery of the SPA; and

WHEREAS, pursuant to the SPA, the Client has acquired certain businesses (the “Subject Companies”), and desires that Consultant provide consulting services to the Client on a temporary basis to assist in incorporating the Subject Companies into the Client’s business operations.

NOW, THEREFORE, the parties hereby agree as follows:

The Services. In consideration for the Client entering into the SPA, Consultant shall work with the Client’s management to effectuate the smooth transition of the Subject Companies’ employees, agents, policyholders and other stakeholders into the Client’s business operations (the “Services”). In this capacity, Consultant shall not have direct managerial authority.
During the first ninety (90) days of the Term (defined below), Consultant’s time commitment to the Client shall not exceed ten (10) hours weekly, and shall consist primarily of introducing the Client’s employees to key agents of the Subject Companies and supporting the Client’s initiatives to ensure a smooth integration of the Transferred Companies and their employees into the Client’s business operations (the “Transition”).

EXHIBIT B

During the remainder of the Term, Consultant’s time commitment to the Client shall not exceed fifteen (15) hours monthly, shall likely be performed remotely, and shall consist primarily of responding to queries from the Client’s management regarding the Transition.
Subject to Consultant’s other business commitments and the other terms of this Agreement, Consultant shall use his commercially reasonable efforts to provide the Services in a timely manner using Consultant’s own resources during hours of Consultant’s own choosing and from a location of Consultant’s own choosing, provided that Consultant may on occasion be required to travel to the Client’s offices upon mutually agreed-upon times (“In-Person Services”), in which case the Client shall (a) provide a physical office space commensurate with that of an executive officer of Client and (b) reimburse Consultant for all of his reasonable travel, lodging, entertainment, and meal expenses incurred in connection with such In-Person Services.
The Client may not and shall not exert direction or control over the manner in which the Services are provided. Consultant is free to accept any employment or consulting work outside this Agreement that Consultant chooses, provided it does not interfere with any restrictions pursuant to (a) Section 4.12 of the SPA or (b) Section 1.3 of the Software Licensing Agreement (as defined in the SPA).
Consultant shall perform the Services in a professional, skillful and competent manner in conformance with the standards of care and quality practiced by consultants with experience performing similar services, and Consultant shall comply with all applicable federal, state and local laws, rules, regulations, ordinances and codes in the performance of the Services. Other than the In-Person Services, all Services may be provided remotely by telephone, email and other electronic means from such locations as Consultant chooses and, upon Consultant’s reasonable prior notice to Client, Consultant shall not be required to provide Services while travelling from his residences or while on vacation or holiday.
In the event that Consultant is required to provide litigation support services pursuant to Section 4.5 of the SPA, Consultant shall be entitled to a customary and reasonable per diem consulting fee for a senior insurance executive as reasonably determined by the Client (including travel time) and the reimbursement of his reasonable travel, lodging and meal expenses incurred in connection therewith. Consultant shall have the benefit of the indemnity provided in Section 6.1 below in respect of such litigation support services.
Notwithstanding anything else to the contrary, the Performance Payments (as defined in the SPA), any other of Consultant’s entitlements under the SPA and amounts due under the Software Licensing Agreement are not subject to offset by Client or Buyer (as defined in the SPA) as a result of any breach or threatened breach of this Agreement by Consultant.
Representations and Warranties. Consultant represents and warrants that Consultant: (a) is not bound by any employment-related covenant, agreement or other obligation (a “Covenant”) that restricts Consultant from performing the Services; (b) has provided the Client with copies of all Covenants to which Consultant is a party; (c) has not taken and will not take, without authorization,

EXHIBIT B

any confidential information belonging to any third party that does not belong to Consultant or that is protected by a Covenant, including, without limitation, any trade secret (“Employer Confidential Information”); and (d) has the unlimited legal right to enter into this Agreement and to perform this Agreement in accordance with its terms without violating the rights of others or any applicable law.
Term. This Agreement shall be effective as of [insert Closing Date] (the “Effective Date”) and shall continue until the earlier of (a) the one-year anniversary of the Effective Date; and (b) termination of the Agreement by the Client upon fourteen (14) days’ written notice to Consultant (the “Term”). Upon expiration the Term for any reason, Consultant shall promptly deliver to the Company all Deliverables (defined below) and any of the Client’s property in Consultant’s possession, and shall permanently erase all Confidential Information (defined below) in Consultant’s possession.
Independent Contractor Status. Neither this Agreement nor any other shall be construed to create an employer-employee, partnership or joint venture relationship between the Client and Consultant. Consultant is an independent contractor and not an employee of the Client. The consideration set forth in this Agreement shall be the sole consideration due Consultant for the Services. Consultant is not authorized to, and shall not, make or undertake any agreement, understanding, waiver or representation on behalf of the Client. Consultant acknowledges and agrees that, as a result of this Agreement, Consultant shall not be entitled to any employment benefits of any kind, including, without limitation, health, life, disability or other insurance, vacation, retirement, equity compensation or any other benefits that the Client provides its employees. Any persons employed or engaged by Consultant in connection with the Services shall be Consultant’s employees or contractors and Consultant shall be solely responsible for them and indemnify the Client against any claims made by or on behalf of any such employee or contractors.
Confidentiality and Intellectual Property.
Confidentiality.
Consultant acknowledges that Consultant will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, trade secrets, technology and information pertaining to the business operations, strategies, customers, pricing, marketing, finances, and personnel of the Client, its affiliates or their suppliers or customers (collectively, “Confidential Information”).
Confidential Information shall not include information that: (i) is or becomes generally available to the public other than through Consultant’s breach of this Agreement; or (ii) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or the SPA or any Affiliate (as defined in the SPA) or representative of such party) that is not bound by a confidentiality agreement with respect to such information. Notwithstanding anything else to the contrary, all improvements, modifications and changes to and derivative works resulting from the GDS Software (“GDS IP”) licensed by

EXHIBIT B

Global Liberty Insurance Company of New York (“GL”) shall be subject to the terms of the Software Licensing Agreement and Client and all of its affiliates shall have no rights therein other than to the extent of GL’s license under the Software Licensing Agreement.
Any Confidential Information that Consultant develops in connection with the Services, including but not limited to any Deliverables (defined below), shall be subject to the terms and conditions of this Section. Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Client in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consultant shall notify the Company immediately in the event Consultant becomes aware of any loss or disclosure of any Confidential Information.
Nothing herein shall be construed to prevent disclosure of Confidential Information that (i) is required by applicable law, order or a governmental entity to be disclosed on a non-confidential basis after prior notice has been given to the other parties (including any report, statement, testimony or other submission to such governmental entity) or (ii) is reasonably necessary to be disclosed in connection with any action or in any dispute with respect to the SPA or any Transaction Document (as defined in the SPA) (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, investigation or administrative proceeding); provided that, the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Consultant agrees, unless prohibited by applicable law or other legal restriction, to use his commercially reasonably efforts to provide written notice of any such order to an authorized officer of the Client within seven (7) days of receiving such order.
Intellectual Property. The Client is and shall be the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds (other than GDS IP) of the Services performed under this Agreement (the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consultant agrees that the Deliverables are hereby deemed a “work made for hire” (as defined in 17 U.S.C. § 101) for the Client. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Consultant hereby irrevocably assigns to the Client, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.
Miscellaneous.
Indemnification. Each party shall defend, indemnify and hold the other harmless from and against all claims asserted by a third party and related damages, losses and expenses, including reasonable attorneys’ fees, arising out of or resulting from (a) a breach by the indemnifying party of any representation, warranty or obligation under this Agreement; or (b) the Services performed or neglected to be performed by Consultant.

EXHIBIT B

Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Client and to the Client’s successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of his rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Client.
Amendment and Non-Waiver. No amendment or modification of this Agreement shall be valid unless in writing and signed by the parties. No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. Any waiver of any breach of this Agreement shall not be considered to be a continuing waiver or consent to any subsequent breach on the part of either party.
Severability. All provisions of this Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.
1.1        6.5    Governing Law. This Agreement shall be governed by and construed and in accordance with the laws of the State of New York(without giving effect to the principles of conflicts of law.) Each party also hereby irrevocably submits to the exclusive jurisdiction of the courts of New York, New York (and to the federal district courts located in such city) in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction or venue. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT OT THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.
Entire Agreement. This Agreement contains the entire understanding of Consultant and the Client with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral.
WHEREFORE, the parties have executed this Agreement as of the date written above.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed as of the date first written above.

ATLAS FINANCIAL HOLDINGS, INC.
By:     ______________________
Name:    ______________________
Title:    ______________________

______________________________
HOSSNI ELHELBAWI

EXHIBIT D
PARENT PREFERRED STOCK TERMS

EXHIBIT D

PARENT PREFERRED STOCK TERMS

Voting Rights

Except as otherwise required under applicable law, the holders of Preferred Shares shall not be entitled to Vote.

Rank

With respect to the payment of dividends and other distributions on the capital stock of Parent, including distribution of the assets of Parent upon liquidation, the Preferred Shares shall be prior and superior to the common shares of Parent (the “Common Shares”) and no dividend shall be declared and paid on the Common Shares unless dividends shall have been declared and paid on the Preferred Shares.

Dividends

Dividends on the Preferred Shares shall accrue on a daily basis at the prorated annual rate of $0.045 per Preferred Share and shall be cumulative. The holders of Preferred Shares shall be entitled to receive annual dividends or distributions, when and as declared by the board of directors of Parent. Parent may elect to pay dividends on the Preferred Shares to each holder of Preferred Shares pro rata in additional Preferred Shares with a value equal to the amount of the dividends, provided to the extent Parent does not pay a dividend on the Preferred Shares in cash or in additional shares, the dividend shall accrue and accumulate compounded yearly whether or not such dividend was declared. No dividends shall be paid on any Common Shares until dividends on the Preferred Shares shall have been paid or declared and set apart. The holders of the Preferred Shares will be entitled to the greater of the dividend on the Common Shares and the Preferred Shares in that fiscal year.

Liquidation Preferences

Upon any liquidation, dissolution, or winding up of Parent, whether voluntary or involuntary (a “Liquidation”), before any distribution or payment shall be made to any of the holders of Common Shares, the holders of the Preferred Shares shall be entitled to receive out of the assets of Parent, an amount in cash or kind for each Preferred Share equal to the greater of (i) US$1.00 per Preferred Share (as such amount shall be appropriately adjusted to take into account stock splits, stock dividends and similar events) plus all declared and unpaid dividends thereon and (ii) the amount it would receive in the Liquidation if the Preferred Share had been converted to Common Shares immediately prior to the Liquidation (the “Liquidation Amount”).

If, upon any Liquidation, the assets of Parent shall be insufficient to pay the Liquidation Amount, then the net assets of Parent shall be distributed among the holders of the Preferred Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value, or both, at the election of the board of directors of Parent.

After payment in full of the Liquidation Amount, including without limitation all declared and unpaid dividends on the Preferred Shares, the assets of Parent legally available for distribution, if any, shall be distributed ratably to the holders of the Common Shares.

Conversion

Each Preferred Share shall be convertible, at the option of the holder thereof, at any time or from time to time after the date that is the fifth (5th) anniversary of the issuance date of such Share, at the office of Parent or any transfer agent for the Preferred Shares, into such number of fully paid and non-assessable shares of Common Shares as is determined by multiplying the number of the Preferred Shares by the “Conversion Factor” at the time in effect for such share. The initial Conversion Factor per share for Preferred Shares shall be equal to 0.05; provided, however, that such Conversion Factor shall be subject to adjustment as provided in Parent’s memorandum of association and articles of association (collectively, the “Cayman Articles”).

Adjustments

The Conversion Factor of the Preferred Shares shall be subject to adjustment as provided in the Cayman Articles.

Redemption
Parent may redeem all or any of the outstanding shares of Preferred Shares at any time or times at a redemption price equal to US$1.00 per share, payable in cash, commencing on the earlier of two years after their date of issuance. Parent shall give at least sixty (60) days prior written notice to each holder whose Preferred Shares are to be so redeemed. In the event that less than all of the outstanding Preferred Shares are to be redeemed, unless otherwise agreed to by the holders of 100% of the then outstanding Preferred Shares in writing, Parent shall select those shares to be redeemed from each holder of Preferred Shares pro rata, in proportion to the number of Preferred Shares held by such holders.